UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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American National Insurance Company
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American National Insurance Company

One Moody Plaza

Galveston, Texas 77550

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To Be Held April 26, 2019

In Galveston, Texas

Notice is hereby given that the Annual Meeting of Stockholders of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Company”), will be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, Second Floor, One Moody Plaza, Galveston, Texas 77550, at 8:30 a.m. local time on April 26, 2019 for the following purposes:

1.	The election of a Board of ten (10) directors of the Company;

2.	A non-binding advisory vote to approve the compensation of the Company’s executive officers as disclosed in the accompanying proxy statement;

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm (independent auditors) for 2019; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only holders of common stock of the Company of record at the close of business on March 4, 2019 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Except for the ratification of the appointment of KPMG LLP as auditors for 2019, your broker is not permitted to vote on your behalf on any matters to be considered at the stockholders’ meeting unless you provide specific instructions. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholders’ meeting.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors

J. Mark Flippin, Secretary

April 3, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders’ Meeting to Be Held on April 26, 2019:

Our proxy materials relating to our 2019 Annual Meeting (notice, proxy statement, proxy and 2018 Annual Report) are available at the following website: https://materials.proxyvote.com/028591. This information as well as similar information relating to all of our future Annual Meetings will also be available by calling 1-888-252-0177 or by email to investorrelations@americannational.com. We have elected to deliver a full set of proxy materials to all of our stockholders entitled to notice of and to vote at the annual meeting, and distribution will begin on or about April 3, 2019.

For the date, time and location of the 2019 Annual Meeting and the matters to be voted upon at the 2019 Annual Meeting, please see the “Notice of Annual Stockholders’ Meeting” above. For the Board’s recommendation regarding those matters, please refer to the accompanying proxy statement. For information on how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at 1-888-252-0177 or by email to investorrelations@americannational.com.

P R O X Y  S T A T E M E N T

For the Annual Meeting of Stockholders

To Be Held April 26, 2019

in the Mary Moody Northen Auditorium

on the Second Floor of the

American National Insurance Company Building

One Moody Plaza

Galveston, Texas 77550

INTRODUCTION

The Board of Directors (referred to in this proxy statement as the “Board” or the “Board of Directors”) of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (sometimes referred to in this proxy statement as the “Company,” “American National,” or as “we,” “us” and “our”), is soliciting your proxy for use at the Annual Meeting of Stockholders of the Company to be held at 8:30 a.m. local time, on April 26, 2019 (the “Annual Meeting”), and at any adjournment thereof. At such meeting, the stockholders will consider and vote upon the items set forth in the attached Notice of Annual Stockholders’ Meeting. These proxy materials will be available on the Internet at the following website: https://materials.proxyvote.com/028591.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to holders of our Common Stock at the closing of business on the record date, March 4, 2019, or their legal proxy holders, and the Company’s officers and invited guests. All stockholders who would like to attend the meeting must be able to provide proof of ownership of the Company’s common stock as of the record date. Such proof can include a proxy card, a legal proxy or voting instruction card from a broker, bank or other nominee, or a brokerage or bank statement evidencing stock ownership as of the record date. Attendees may be asked to present a form of photo identification at the meeting, such as a valid driver’s license or passport.

INFORMATION CONCERNING PROXY

All shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions shown thereon. If no contrary instructions are given, such proxies will be voted FOR the election as directors of the Company of each of the director nominees named under Proposal 1, FOR the advisory approval of the compensation of our executive officers as disclosed in this proxy statement, and FOR the approval of KPMG LLP as auditors for 2019. The Board of Directors does not know of any other matters to be acted upon at the Annual Meeting. As to any other matter of business that may properly be brought before the Annual Meeting, the enclosed proxy also confers discretionary authority upon the persons named therein to vote the shares represented by such proxy in accordance with their best judgment.

Any stockholder giving a proxy may revoke it by notice in writing addressed to the Secretary of the Company at One Moody Plaza, Galveston, Texas 77550, or by a proxy bearing a later date and properly signed, which may be delivered personally or by mail to the Secretary of the Company prior to the taking of a vote at the Annual Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to give the Secretary of the Company notice of such stockholder’s intention to vote in person, in which event the proxy will not be used.

All costs of preparing, assembling and distributing the proxy materials and the cost of solicitation will be paid by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. The Company has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies. The aggregate cost of these services is not expected to exceed $32,000. The Company may also retain other firms or individuals to assist with the solicitation of proxies. Copies of this proxy statement are expected to be distributed beginning on April 3, 2019.

VOTING SECURITIES

As of the close of business on March 4, 2019, which has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 26,887,200 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) issued and outstanding and entitled to vote at the meeting. There were no other classes of shares issued and outstanding. A list of registered stockholders eligible to vote may be examined during business hours at the office of the Company’s Secretary, Eighth Floor, American National Insurance Company Building, One Moody Plaza, Galveston, Texas, during the ten day period immediately prior to the meeting, and it will also be available at the meeting.

Each share of Common Stock entitles the holder to one vote in the determination of all matters to be brought before the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, and abstentions will be counted for the purpose of determining the number of votes cast on a given proposal. However, broker non-votes will not be considered present at the Annual Meeting with respect to such proposals and will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated. Any shares for which a broker or nominee does not have discretionary voting authority under applicable NASDAQ Stock Market, LLC (“NASDAQ”) rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes. Votes cast at the Annual Meeting will be counted by the independent inspector(s) of election appointed by the Company.

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is as follows:

Proposal 1 – Election of Directors. The affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required to elect each nominee for director. Abstentions with respect to any director nominee will have the effect of a vote against such nominee.

Proposal 2 – Advisory (non-binding) vote on executive officer compensation (“say-on-pay”). The advisory proposal will be approved if a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote are voted in favor of the proposal. Abstentions will have the effect of a vote against the proposal.

Proposal 3 – Ratification of the appointment of KPMG LLP as auditors for 2019. The appointment of KPMG LLP as the

Company’s auditors for 2019 will be ratified by the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions will have the effect of a vote against the proposal.

Please note that NASDAQ rules do not give brokers discretionary authority to vote on the election of directors or on the say-on-pay advisory proposal. This means that your broker, bank, or other nominee cannot vote your shares on such matters unless you provide it with voting instructions. Therefore, if you hold shares of our Common Stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors or on the say-on-pay advisory proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 4, 2019, except as otherwise noted, concerning each person or group known to own more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
THE MOODY FOUNDATION (1) 2302 Postoffice Street, Suite 704 Galveston, Texas 77550	6,116,316	22.75%
MOODY NATIONAL BANK(2) (as trustee or agent of the Libbie Shearn Moody Trust and other accounts) 2302 Postoffice Street Galveston, Texas 77550
LIBBIE SHEARN MOODY TRUST(3)	9,949,585	37.00%
OTHER ACCOUNTS(4)	3,244,427	12.07%

Total	13,194,012	49.07%

(1)

The Moody Foundation is a charitable trust classified as a private foundation established in 1942 by W. L. Moody, Jr., and his wife, Libbie Shearn Moody, for charitable and educational purposes. Its Trustees are Frances A. Moody-Dahlberg and Ross R. Moody, two of our directors, and Elizabeth L. Moody. Frances A. Moody-Dahlberg and Ross R. Moody are children of Robert L. Moody, Sr., our Chairman Emeritus, who served as our Chairman and Chief Executive Officer for many years. Elizabeth L. Moody is the daughter of Ross R. Moody. The beneficial ownership information shown for The Moody Foundation is based on information contained in an amended Schedule 13G filed by it on January 31, 2019. The percentage of ownership shown in the table is based on the number of shares of our Common Stock outstanding at the close of business on March 4, 2019.

(2)

Management has been advised that Moody Bank Holding Company, Inc. (“MBHC”), which is wholly-owned by Moody Bancshares, Inc. (“Bancshares”), owns approximately 97.8% of the common stock of Moody National Bank. Management has further been advised that the Three R Trusts, trusts created by Robert L. Moody, Sr. for the benefit of his children, own 100% of Bancshares’ Class B Stock (which elects a majority of Bancshares’ directors) and 50.3% of Bancshares’ Class A Stock. Accordingly, the Three R Trusts, through ownership of Bancshares, control Moody National Bank. The Trustee of the Three R Trusts is Irwin M. Herz, Jr., one of our directors, and a partner in Greer, Herz & Adams, L.L.P., One Moody Plaza, 18th Floor, Galveston, Texas, General Counsel to us and counsel to Moody National Bank, Bancshares and MBHC.

The beneficial ownership information shown for Moody National Bank is based on information contained in an amended Schedule 13G filed jointly on February 1, 2019 by the Moody National Bank Trust Division, Bancshares, MBHC, Three R Trusts, and Irwin M. Herz, Jr. (the “Amended 13G”). The percentage of ownership shown in the table is based on the number of shares of our Common Stock outstanding at the close of business on March 4, 2019. According to the Amended 13G, as of December 31, 2018, Moody National Bank, Bancshares and MBHC have shared voting power with respect to 13,194,012 shares of our Common Stock and shared dispositive power with respect to 1,072,868 shares of our Common Stock; the Three R Trusts and Irwin M. Herz, Jr. have shared voting power with respect to 13,203,562 shares of our Common Stock and shared dispositive power with respect to 1,082,418 shares of our Common Stock; and Irwin M. Herz, Jr. has sole voting power with respect to 19,325 shares of our Common Stock and sole dispositive power with respect to 19,325 shares of our Common Stock. According to the Amended 13G, Bancshares, MBHC, Three R Trusts and Irwin M. Herz, Jr. disclaim beneficial ownership with respect to the shares of our Common Stock beneficially owned by Moody National Bank. In addition, Irwin M. Herz, Jr. disclaims beneficial ownership with respect to the 9,550 shares of our Common Stock beneficially owned by the Three R Trusts. The principal address of Bancshares and MBHC is 2302 Postoffice, Galveston, Texas 77550. The principal address of the Three R Trusts is 2302 Postoffice, Suite 702, Galveston, Texas 77550, and the principal address of Irwin M. Herz, Jr. is One Moody Plaza, 18th Floor, Galveston, Texas 77550.

(3)

The Libbie Shearn Moody Trust is a split-interest trust with both charitable and non-charitable beneficiaries. It was established in 1943 and funded by a residuary bequest under the Will of Libbie Shearn Moody. Moody National Bank is the Trustee of the Libbie Shearn Moody Trust and, as such, has voting power with respect to the shares of our Common Stock owned by the trust. Robert L. Moody, Sr. is the remaining life income beneficiary of the Libbie Shearn Moody Trust. Robert L. Moody, Sr. has advised management that he has assigned all of his life income interest in such trust to National Western Life Insurance Company, a Colorado insurance company controlled by him. Management has also been advised that the Libbie Shearn Moody Trust will terminate following the death of Robert L. Moody, Sr., and that upon such termination approximately 79% of our Common Stock held in the trust is to be distributed to The Moody Foundation, and the remaining portion is to be distributed to Moody Memorial First United Methodist Church in Galveston, Texas.

(4)

According to the Amended 13G, Moody National Bank acts as (i) trustee for and votes the 1,155,000 shares of our Common Stock owned by the W. L. Moody, Jr. Trust for Grandchildren (“Trust 19”) (see Footnote 4 under “Security Ownership of Directors and Executive Officers” below for additional information regarding Trust 19); (ii) agent for and votes 896,678 shares of our Common Stock held pursuant to an Agency and Investment Services Agreement for the benefit of The Moody Endowment, a non-profit corporation; and (iii) trustee or agent for and votes the 1,192,749 shares of our Common Stock owned by other trust, agency and custodian accounts.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 4, 2019 by each of our directors and director nominees, each of the executive officers named in the Summary Compensation Table in the “Compensation Tables” section below, and for our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
William C. Ansell	2,250	Direct	*
	78,375	Indirect(2)	*
Arthur O. Dummer	6,324	Direct	*
Irwin M. Herz, Jr.(3)	19,325	Direct	*
E. Douglas McLeod	20,750	Direct	*
Frances A. Moody-Dahlberg(4)	3,187	Direct	*
	6,116,316	Indirect(5)	22.75%
Ross R. Moody(4)	2,790	Direct	*
	6,116,316	Indirect(5)	22.75%
James P. Payne	1,187	Direct	*
E. J. Pederson	2,302	Direct	*
James E. Pozzi	21,797	Direct(6)	*
James D. Yarbrough	13,250	Direct	*
Timothy A. Walsh	6,964	Direct	*
David A. Behrens	1,792	Direct	*
Hoyt J. Strickland	4,104	Direct	*
J. D. Johnson	3,613	Direct	*
All Directors(7) and Executive Officers as a Group	119,641	Direct	0.445%
	6,203,443	Indirect	23.072%

	6,323,084		23.517%

*	Less than 1%.
(1)

All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.

(2)	Shares owned by spouse.
(3)

According to the Amended 13G, Mr. Herz may be deemed to have beneficial ownership of the shares of our Common Stock beneficially owned by Moody National Bank and the Three R Trusts; however, Mr. Herz disclaims beneficial ownership of such shares. Accordingly, such shares are not included in this table. (See Footnote 2 under “Security Ownership of Certain Beneficial Owners” above for information regarding the Amended 13G).

(4)

Robert L. Moody, Sr. is the remaining life income beneficiary of Trust 19. Directors Frances A. Moody-Dahlberg and Ross R. Moody, as children of Robert L. Moody, Sr., have a contingent residuary interest in his beneficial interest in Trust 19. The numbers in the table above and in the table immediately below under “Security Ownership of Advisory Directors” do not include shares held in Trust 19. (See Footnote 4 under “Security Ownership of Certain Beneficial Owners” above for additional information about Trust 19).

(5)	These shares are owned by The Moody Foundation, of which Frances A. Moody-Dahlberg and Ross R. Moody are Trustees. (See “Security Ownership of Certain Beneficial Owners” above).
(6)	Includes 10,000 shares of our restricted stock.
(7)	Includes our Advisory Directors, whose security ownership is described in the next section below.

SECURITY OWNERSHIP OF ADVISORY DIRECTORS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 4, 2019 by each of our advisory directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
R. Eugene Lucas	8,752	Indirect(2)	*
Russell S. Moody(3)	6,562	Direct	*

*	Less than 1%.

(1)	All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them.
(2)	Shares owned by family trust.
(3)

Robert L. Moody, Sr. is the remaining life income beneficiary of Trust 19. Russell S. Moody, as a son of Robert L. Moody, Sr., has a contingent residuary interest in his father’s beneficial interest in Trust 19. The numbers in the tables above and immediately below do not include shares held in Trust 19. (See Footnote 4 under “Security Ownership of Certain Beneficial Owners” above for additional information about Trust 19).

Unless otherwise noted, the information shown in the previous three tables was obtained from ownership disclosures furnished to us by each of the persons or entities listed or from other communications with such persons or entities.

PROPOSAL 1.

ELECTION OF DIRECTORS

Ten (10) directors of the Company are to be elected at the Annual Meeting to serve until our Annual Meeting of Stockholders to be held in April 2020. All nominees now serve as directors of the Company and have consented to be nominated as directors and to be named in this proxy statement. Accordingly, it is not contemplated that any nominee named herein will be unwilling or unable to serve as a director. However, if either of such events should occur, the enclosed proxy permits the persons named in the proxy to vote the shares represented by the proxy in favor of such person or persons as our Board of Directors may nominate upon the recommendation of the Nominating Committee.

The Board has determined that William C. Ansell, Arthur O. Dummer, E. Douglas McLeod, James P. Payne, E. J. Pederson and James D. Yarbrough are “independent” as defined in the NASDAQ listing standards.

Board Recommendation: The Board of Directors recommends a vote “FOR” each of the director nominees named under this Proposal 1.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

The following information is given with respect to the nominees for election at the Annual Meeting:

William C. Ansell, CPA (age 61) has been a member of our Board since February 2015. Principal Occupation: Partner of Ham, Langston & Brezina, LLP (accounting firm), Houston, Texas, since December 2015; Vice President and Shareholder of DRDA, PLLC (accounting firm), Galveston, Texas, from 2001 to December 2015. Member of Tremont Street Financial Group, LLC (wealth management and accounting services), Galveston, Texas since 2012; Treasurer of Ducks Unlimited de Mexico (non-profit conservation organization) since 2012; Past Director of Moody National Bank.

Mr. Ansell is a certified public accountant and brings to our Board his thirty-eight years of experience in auditing, tax, and business and personal consulting. Mr. Ansell also holds a Series 66 (securities agent and investment adviser representative) license and a Texas general lines insurance agent’s license, which further enhance the experience and expertise he brings to our Board.

Arthur O. Dummer (age 85) was first elected to our Board in 2004. Principal Occupation: President, The Donner Company (privately owned actuarial consulting company), Salt Lake City, Utah since 1985. Past Chairman of the Board of Directors of the National Organization of Life and Health Guaranty Associations, Herndon, Virginia; Past Director of: American Community Mutual Insurance Company, Livonia, Michigan (mutual insurance company); American Underwriters Insurance Company; Casualty Underwriters Insurance Company, Salt Lake City, Utah; Beneficial Life Insurance Company, Salt Lake City, Utah; Aurora National Life Assurance Company, Los Angeles, California; Continental Western Life Insurance Company, Des Moines, Iowa; Utah Home Fire Insurance Company, Salt Lake City, Utah; and PHA Life Insurance Company, Portland, Oregon (all privately owned insurance companies); Past Director of National Western Life Insurance Company, Austin, Texas.

Mr. Dummer is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. He has fifty-nine years of experience in the insurance industry, including service as the former Chief Examiner and Actuary of the Utah Insurance Department. His extensive background in the insurance industry and his knowledge of actuarial and accounting issues are highly valued by our Board.

Irwin M. Herz, Jr. (age 78) was appointed as a director by our Board in July 2018, upon the increase in the size of our Board to ten directors. He served as an advisory director to our Board from 2004 until such appointment, and as a director from 1981 to 1983 and from 1984 to 2004. Principal Occupation: Since 1980, Partner of Greer, Herz & Adams, L.L.P., General Counsel to the Company; Trustee of the Three R Trusts (trusts for the benefit of the children of Robert L. Moody, Sr.).

Mr. Herz’s service as a director of numerous insurance companies, including over thirty-five years on our Board, has provided him with extensive knowledge of the insurance industry. In addition, his background and experience as a corporate and commercial lawyer provides a wealth of knowledge and problem-solving skills to the Board.

E. Douglas McLeod (age 77) was appointed as a director by our Board in July 2018, upon the increase in the size of our Board to ten directors. He served as an advisory director to our Board from 2004 until such appointment, and as a director from 1984 to 2004. Principal Occupation: Chairman and Director of Moody Gardens, Inc. (charitable corporation); Attorney; Past Director of Development of The Moody Foundation (charitable and educational foundation) from 1982 to 2013 (retired); Director of National Western Life Group, Inc. (insurance holding company), Austin, Texas, since 2015; Director of National Western Life Insurance Company, Austin, Texas, from 1979 to 2015; Vice President and Director of Colonel Museum, Inc. (charitable organization); Director of American National County Mutual Insurance Company (subsidiary insurance company); Past Director and past Chairman of Center for Transportation and Commerce (charitable organization); Past Director, Chairman of the Audit Committee, and Executive Committee Member, South Texas College of Law Houston (law school); Past Member of State House of Representatives of the State of Texas (terms ended January 1983).

Mr. McLeod has experience as a lawyer and public servant, including as a state legislator, as well as experience in real estate development and non-profit administration. He brings a varied perspective and set of problem-solving skills and valuable insight to the Board.

Frances A. Moody-Dahlberg (age 49) was first elected to our Board in 1987. Principal Occupation: Executive Director of The Moody Foundation (charitable and educational foundation) since 1998, and a Trustee of The Moody Foundation since 2004; Director of National Western Life Group, Inc., Austin, Texas, since 2015; Director of National Western Life Insurance Company, Austin, Texas, from 1990 to 2015; Director of The Moody Endowment and Transitional Learning Center at Galveston (charitable organizations) since 2012; Director of Gal-Tex Hotel Corporation (hotel management corporation) from March 2000 to December 2003.

Ms. Moody-Dahlberg has over thirty years of experience as a member of our Board. As Executive Director of The Moody Foundation, one of the largest charitable foundations in the State of Texas, she provides insight regarding the concerns of our significant non-profit stockholders.

Ross R. Moody (age 56) has been a member of our Board since November 2016 and Chairman of the Board since April 2017. Principal Occupation: President and Chief Executive Officer of National Western Life Group, Inc., Austin, Texas, since 2015; Chief Executive Officer of National Western Life Insurance Company, Austin, Texas, since 2015; President and Chief Operating Officer of National Western Life Insurance Company from 1992 to 2015; and a Trustee of The Moody Foundation since 1987. Director of The Moody Endowment and Transitional Learning Center at Galveston (charitable organizations) since 2012; Director of Moody National Bank since 2018.

Mr. Moody has served as an insurance company executive for approximately twenty-seven years. His knowledge and experience is valuable to our Board’s discussions of operational and strategic matters.

James P. Payne (age 74) has been a member of our Board since February 2015. Principal Occupation: Retired Senior Vice President—Secretary, National Western Life Insurance Company, Austin, Texas, and officer and director of various of its subsidiary companies, 1998 to February 2015.

Mr. Payne has over forty years of experience in the insurance industry, primarily as chief legal officer for various insurance companies. His extensive industry knowledge, government relations background, and significant experience with corporate governance are an asset to our Board.

E. J. “Jere” Pederson (age 71) was first elected to our Board in 2014. Principal Occupation: Managing Director of CitareTx Management, LLC (manager of medical device venture development and investment company) since 2007; Special Assistant to the Chief Executive Officer, Texas A&M Health Science Center from October 2013 to June 2014; Interim President, Texas A&M Health Science Center and Interim Vice Chancellor for Health Affairs, Texas A&M University System from October 2012 to October 2013; independent management consultant from September 2006 to October 2012; Executive Vice President and Chief Operating Officer of the University of Texas Medical Branch, Galveston, Texas, from 1986 to 2005; Director since 2015 and member of the Audit Committee and the Compensation and Stock Option Committee of National Western Life Group, Inc., Austin, Texas; Director of National Western Life Insurance Company, Austin, Texas, since 1992; Director of The Sealy & Smith Foundation, Galveston, Texas (charitable organization) since December 2010.

Mr. Pederson brings to our Board the benefit of his financial and administrative expertise gained through more than thirty years of experience in health care and university administration.

James E. Pozzi (age 68) was first elected to our Board in 2012. Principal Occupation: President and Chief Executive Officer of the Company since May 2015; Chairman of the Board from February 2016 to April 2017; President and Chief Operating Officer from May 2012 to May 2015; Senior Executive Vice President, Chief Administrative Officer from 2008 to May 2012; Senior Executive Vice President, Corporate Planning, Systems and Life Administration from 2004 to 2008; Executive Vice President, Corporate Planning & Development from 1996 to 2004; also a director and/or officer of various Company subsidiaries.

Mr. Pozzi has been an officer of the Company for over forty-six years. His past service in various senior management roles and his current service as President and Chief Executive Officer have provided him with intimate knowledge of the financial services industry and our operations.

James D. Yarbrough (age 63) was first elected to our Board in 2001. Principal Occupation: Mayor of the City of Galveston, Texas since May 2014; Owner and Consultant, James D. Yarbrough & Co., from October 2011 to May 2014, and October 1989 through December 1994 (privately owned contract management and financial consulting firm); Chairman of Galveston Industrial Development Corporation since May 2014 (municipal government body with responsibility for allocation of certain sales tax revenues); Member of Board of Trustees of the Port of Galveston since May 2014; Director of Economic Development, City of Galveston, Texas, February 2011 through September 2011; County Judge, County of Galveston, Texas, 1995 through 2010; Director and Member of the Governance and Executive Committees of American National Life Insurance Company of New York, and director of American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company, and United Farm Family Insurance Company (subsidiary insurance companies).

Mayor Yarbrough has management experience in both the private and public sectors, including his current service as the Mayor of the City of Galveston and sixteen years as the chief executive of the County of Galveston. In the private sector, he has served as a bank president, owner of a business consulting firm, and director of numerous interests. This varied experience in the public and private sectors makes him a valuable contributor to the Board’s deliberations.

INFORMATION CONCERNING ADVISORY DIRECTORS

The Board of Directors has appointed the following advisory directors, who serve at the pleasure of the Board. Although advisory directors are not entitled to vote on matters considered by the Board or otherwise manage or direct the affairs of the Company, we benefit from their experience and advice. Advisory directors receive the same compensation and benefits as our directors who are not also our officers.

R. Eugene Lucas (age 93) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 2004. Principal Occupation: Since 1971, President and Director of Gal-Tex Hotel Corporation (hospitality and hotel management company); President of Gal-Tenn Hotel Corporation, LHH Hospitality, LLC, Colorado Landmark Hotels, LLC, Kentucky Landmark Hotels, LLC, and Virginia Landmark Hotels, LLC (hospitality and hotel management companies); Director of Colonel Museum, Inc. (charitable corporation); President and Director of 1859-Beverage Company (hospitality company).

Mr. Lucas has served on our Board for over thirty-five years, including twenty-three years as a member of our Audit Committee. In addition, Mr. Lucas provides our Board with the perspective of an experienced and knowledgeable executive officer outside of the insurance industry. He has been associated with Gal-Tex Hotel Corporation since 1941, including over forty years as its President.

Russell S. Moody (age 57) was first appointed as an advisory director in 2016, having previously served as a director since 1986. Principal Occupation: Investments, League City, Texas, since 2003. Advisory Director of National Western Life Group, Inc. since 2017 and director from 2015 to 2017; Director of National Western Life Insurance Company, Austin, Texas, from 1988 to 2015; Director of The Moody Endowment and Transitional Learning Center at Galveston (charitable organizations) since July 2009; Director of Gal-Tex Hotel Corporation (hotel management company) from March 2000 to December 2003.

Mr. Moody has served as a member of our Board for over thirty years. Along with his sister, Frances A. Moody-Dahlberg, Mr. Moody helps to represent the concerns of our significant non-profit stockholders. Mr. Moody serves as a director of The Moody Endowment, a charitable organization that owns nearly 900,000 shares of our Common Stock.

RELATIONSHIPS AMONG DIRECTORS, ADVISORY DIRECTORS AND CERTAIN ENTITIES

Company director Ross R. Moody and advisory director Russell S. Moody are brothers and the half-brothers of Company director Frances A. Moody-Dahlberg. Director E. Douglas McLeod is the uncle of Frances A. Moody-Dahlberg and the step father-in-law of director William C. Ansell. The Moody Foundation owns 34.0% and the Libbie Shearn Moody Trust owns 50.2% of Gal-Tex Hotel Corporation. National Western Life Insurance Company is a subsidiary of National Western Life Group, Inc., a publicly traded corporation controlled by Robert L. Moody, Sr. According to a Schedule 13D filed with the SEC by Moody National Bank on June 15, 2016, Robert L. Moody, Sr. executed a statutory durable power of attorney that authorizes Moody National Bank to vote the shares of National Western Life Group, Inc. owned by him.

DIRECTOR ATTENDANCE AT MEETINGS

During the year ended December 31, 2018, the Board of Directors of the Company held a total of six (6) meetings. All of the directors and all of the advisory directors attended at least 75% of the aggregate of (1) the total number of such meetings and (2) the total number of meetings held by all committees of the Board on which such directors served during such year. It is the Company’s policy that all directors should make an effort to attend the Company’s annual meeting of stockholders. All members of the Board of Directors except for one director and one advisory director attended the 2018 Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board does not have a requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated. Currently, James E. Pozzi serves as our Chief Executive Officer, and Ross R. Moody serves as our Chairman of the Board. At the present time, the Board believes the separation of these roles provides enhanced opportunities for discussion and evaluation of management decisions, which improves the ability of the Board to oversee management and exercise leadership. The Board retains the authority to change its leadership structure if it determines that its responsibilities can be better fulfilled with a different approach.

The Board’s Role in Risk Oversight

The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to manage them effectively. Two committees lend support directly to the Board in overseeing the Company’s consideration and management of material risks. First, the Audit Committee assists the Board of Directors in its oversight of enterprise risk management activities by reviewing and discussing with management all significant enterprise risks and evaluating the processes by which risk assessment and risk management are undertaken. These processes address our major risk exposures and the steps management has taken to monitor and mitigate these risks. Second, the Management Risk Committee coordinates the risk management efforts that occur within our business segments to ensure alignment between our risk-taking activities and strategic objectives and ensure consistent application of enterprise risk management processes across all business units. The Management Risk Committee provides reports at each regular meeting of the Board of Directors concerning the Company’s risk management, which may cover risk identification, risk limits and related monitoring, returns on risk-adjusted capital, and information related to the development of the Company’s enterprise risk management program. The Management Risk Committee is comprised of several members of our senior management team and is chaired by our Chief Corporate Risk Officer.

The Board has assigned oversight of the Company’s cybersecurity risk management program to the Audit Committee. Our Chief Information Officer reports to the Audit Committee at each of its regular meetings regarding management’s ongoing analysis and management of cybersecurity risks. Such reports cover various matters, such as risk assessment, applicable cybersecurity laws and regulations, the results of annual security testing performed by a third-party firm, discussion of industry standards and best practices, employee training and education, and the implementation and operation of the Board-approved Enterprise Information Security Policy and Information Security Incident Response Plan. Audit Committee members and our Chief Information Officer keep the full Board appraised of any significant information security matters throughout the year. Additionally, our Chief Information Officer provides an update to the full Board at least annually to review the Board’s cybersecurity responsibilities and to ensure each Board member is aware of information security risks, mitigation strategies and activities or events that occurred since the last update.

Additionally, several other committees and management groups support enterprise risk management activities, including our Board Compensation Committee, which considers risks that may result from our compensation policies and practices. The Board Compensation Committee works directly with senior management, and has in the past worked with its independent compensation consultant, to determine whether such policies and practices improperly encourage management to take risks relating to our business and whether risks arising from our compensation programs are likely to have a material adverse effect on the Company.

Independent Directors and Executive Sessions

The Board has determined, after considering all of the relevant facts and circumstances, that William C. Ansell, Arthur O. Dummer, E. Douglas McLeod, James P. Payne, E. J. Pederson and James D. Yarbrough are “independent” from management in accordance with the NASDAQ listing standards. To be considered independent, the Board must determine that a director nominee does not have any direct or indirect material relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered that (1) E. J. Pederson serves as an independent director of National Western Life Group, Inc. and National Western Life Insurance Company, (2) James P. Payne is a retired officer of National Western Life Insurance Company and receives certain retirement benefits from such company, and (3) E. Douglas McLeod has family relationships with certain other members of the Board, as described in the “Relationships Among Directors, Advisory Directors and Certain Entities” section above. The Board determined that such relationships do not impair the independence of these director nominees.

Our independent directors meet in executive session at least twice per year. We do not have a lead independent director.

Board Committees

The Company’s Board has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee. The Compensation Committee of the Board of Directors is referred to herein as the Board Compensation Committee to distinguish it from the Management Compensation Committee (described further in the “Approach for Determining Form and Amount of Compensation” section of the Compensation Discussion and Analysis below). The Board has determined that all of the members of the Audit Committee, the Board Compensation Committee and the Nominating Committee are independent in accordance with the NASDAQ listing standards and applicable independence requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has adopted written charters for the Audit Committee, the Board Compensation Committee and the Nominating Committee. Each of these committees reviews the adequacy of its charter annually. These charters are posted on the Company’s website at the following address:

https://www.americannational.com/wps/portal/amnat/investor-relations-and-news/corporate-governance

Stockholders may also obtain a printed copy of the committee charters at no charge by writing to the office of the Secretary at One Moody Plaza, Galveston, Texas 77550.

Audit Committee

All of our independent directors other than Mr. McLeod serve on the Audit Committee, of which Mr. Dummer is Chairman. The Board has determined that Mr. Dummer is the financial expert on the Audit Committee, as defined by NASDAQ listing standards and by the Exchange Act. The Audit Committee held thirteen meetings during 2018. The Audit Committee is responsible for the following, among other matters:

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The appointment, compensation and oversight of the work of our independent auditors, including the plan and scope of the audit and reviewing and confirming the independence of the auditors. The Audit Committee annually evaluates the performance of and whether to change our independent auditing firm or audit team personnel based on relevant facts known to the Audit Committee, such as the qualifications of the auditors, the quality of services performed, planning and staffing of the audit, management’s opinion of the independence of the auditing firm, length of tenure, factors having the potential to impact objectivity, compliance with regulatory requirements, any reported issues regarding the firm’s internal controls or audits of other companies, and the firm’s efficiencies and relevant expertise regarding our business. The Audit Committee conducts regular executive sessions with the independent auditors.

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Consideration of the effectiveness of our system of internal controls over financial reporting. The Audit Committee regularly considers and reviews with management, the independent auditors and senior internal audit staff the effectiveness of our internal controls over financial reporting, disclosure controls and procedures, disclosures about such controls, and our safeguarding of assets.

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Oversight of the internal audit function. The Audit Committee has supervisory authority for and oversight of our internal audit function, which the Audit Committee regularly reviews and discusses with management and the independent auditors. The Audit Committee annually reviews and approves the internal audit work plan and receives quarterly reports on internal audit activities from senior internal audit staff. As necessary, the Audit Committee appoints or removes our senior internal audit executive and approves the annual compensation of such executive. The Audit Committee conducts regular executive sessions with senior internal audit staff.

•	Review of related party transactions, as described further in the “Procedure for Review, Approval or Ratification of Related Persons Transactions” section below.

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Review and discussion of financial statements and earnings releases. The Audit Committee reviews and discusses with management and the independent auditors our annual and quarterly financial statements and related footnotes and the independent auditors’ report or review thereof and recommends to the Board whether our audited financial statements should be included in our Annual Report on Form 10-K. The Audit Committee also reviews and discusses with management and the independent auditors any earnings press release prior to their release.

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Oversight of our enterprise risk management program. The Audit Committee reviews and discusses with management all significant enterprise risks and evaluates the processes by which risk assessment and risk management are undertaken, including by review and discussion, no less than quarterly, of reports and assessments from our Chief Corporate Risk Officer. The Audit Committee also periodically reviews our risk policy and the activities of our Management Risk Committee.

Board Compensation Committee

All of our independent directors other than Mr. McLeod serve on the Board Compensation Committee, of which Mr. Pederson is Chairman. The Board Compensation Committee makes recommendations as to the compensation of the Company’s executive officers. A description of the Company’s process and procedures for the consideration and determination of executive compensation, and the Board Compensation Committee’s role in such matters, is provided below in the Compensation Discussion and Analysis. The Board Compensation Committee held six meetings during 2018.

Nominating Committee

Messrs. Yarbrough, Dummer and Pederson are the current members of the Nominating Committee, of which Mr. Yarbrough is Chairman. The Nominating Committee recommends to the Board director nominees to be submitted for election at each Annual Meeting of Stockholders. The Nominating Committee held two meetings during 2018. After receiving the Nominating Committee’s recommendations, the full Board nominates the slate of directors to be presented to the Company’s stockholders at the Annual Meeting.

While there are no specific minimum qualifications that a potential nominee must possess, director nominees are evaluated based upon, among other things, their integrity, diversity of experience, business or other relevant experience, leadership, the ability to exercise sound judgment, satisfaction of applicable independence standards, civility, and ability to devote sufficient time to Board matters. The Board of Directors and the Nominating Committee believe that, based on their knowledge of the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. The Nominating Committee may (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Nominating Committee may (but is not required to) consider stockholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, stockholders should submit the recommendation to the Chairperson of the Nominating Committee in the manner described in the “Communications with the Board of Directors” section below.

In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. The Nominating Committee did not receive any stockholder recommendations for Board nominees to be considered at the Annual Meeting. As to potential new candidates, it is expected that the Board and the Nominating Committee would discuss among themselves and members of management their respective recommendations and any recommendations submitted by stockholders and evaluate the qualifications, experience and background of the potential candidates. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is valuable that Board members represent diverse experience and viewpoints.

Executive Committee

Ross R. Moody, Chairman, E. J. Pederson, James E. Pozzi, and James D. Yarbrough are the present members of the Executive Committee. The Executive Committee may act on behalf of the full Board of Directors between regular Board meetings, within certain limitations established by our corporate organizational documents and applicable law. For example, our Executive Committee may from time to time approve certain expenditures or investment activities. The Executive Committee held one meeting during 2018.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following are our executive officers, other than Mr. Pozzi, who is also a director nominee, their current ages, and their positions and offices for the past five years.

Name of Officer	Age	Position (Year Elected to Position)
David A. Behrens	56	Executive Vice President, Independent Marketing (1999)

Johnny D. Johnson	66	Executive Vice President, Corporate Business Process Officer and Chief Information Officer (2013); Senior Vice President, Corporate Business Process Officer and Chief Information Officer (2012)

James W. Pangburn	62	Executive Vice President, Specialty Markets Group (2018); Executive Vice President, Credit Insurance Division (2014)

John F. Simon	55	Executive Vice President and Chief Life and Annuity Actuary (2016); Senior Vice President & Actuary (2013)

Shannon L. Smith	59	Executive Vice President, Chief Agencies Officer, Multiple Line (2017); Senior Vice President, Chief Multiple Line Agency Officer (2013)

James P. Stelling	50	Executive Vice President, Health Insurance (2018); Senior Vice President, Health Insurance Operations (2015); Vice President, Group/Health Operations (2002)

Hoyt J. Strickland	62	Executive Vice President, Career Sales and Service Division (2012)

Timothy A. Walsh	57	Executive Vice President, CFO, Treasurer, ML and P&C Operations (2017); Senior Vice President, Chief Operating Officer, Multiple Line (2015-2017); President and Chief Executive Officer of Farm Family Casualty Insurance Company, Farm Family Life Insurance Company and United Farm Family Insurance Company (2003)

Scott F. Brast	55	Senior Vice President and Chief Mortgage Loan and Real Estate Investment Officer (2018); Senior Vice President, Real Estate/Mortgage Loan (2005)

Deborah K. Janson	52	Senior Vice President, Corporate Office (2016) and Chief Corporate Risk Officer (2017); Vice President, Corporate Planning (2010)

Anne M. LeMire	56	Senior Vice President and Chief Securities Investment Officer (2018); Senior Vice President, Fixed Income and Equity Investments (2015); Vice President, Fixed Income (2006)

Michelle A. Gage	52	Vice President and Controller (2017); Vice President – Multiple Line Finance of Farm Family Casualty Insurance Company, Farm Family Life Insurance Company and United Farm Family Insurance Company (2015-2017); Assistant Vice President – Accounting of Farm Family Casualty Insurance Company, Farm Family Life Insurance Company and United Farm Family Insurance Company (2005-2015)

There are no arrangements or understandings pursuant to which any officer was elected. All officers are elected annually by the Board of Directors and serve until their successors are elected and qualified, unless otherwise specified by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our executive officers included in the Summary Compensation Table, to whom we refer collectively as our “Named Executive Officers,” or “NEOs.” The NEOs for 2018 were:

•	James E. Pozzi, President and Chief Executive Officer

•	Timothy A. Walsh, Executive Vice President, CFO, Treasurer, ML and P&C Operations

•	David A. Behrens, Executive Vice President, Independent Marketing

•	Hoyt J. Strickland, Executive Vice President, Career Sales and Service Division

•	J.D. Johnson, Executive Vice President, Corporate Business Process Officer and Chief Information Officer

Our Board Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “Committee”) is comprised solely of independent directors and has oversight responsibility for our executive compensation program. The overall goal of the program is to retain and reward leaders who will help the Company create long-term value for our stockholders. With this goal in mind, our compensation program is designed to:

•	Attract and retain experienced, highly qualified individuals who can make significant contributions to our long-term success;

•	Drive exceptional performance and motivate our executive officers to achieve desired financial results; and

•	Align the interests of our executive officers with the long-term interests of our stockholders through the use of performance-based incentives and stock ownership guidelines.

The key components of our executive compensation program for 2018 included base salary, a short-term cash incentive award opportunity, and a long-term cash incentive award opportunity. Incentive opportunities for our executives are based 100% on performance relative to certain measures aligned with the growth and profitability of our business and long-term stockholder value creation.

Pay Governance

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Stockholder Say-on-Pay Advisory Voting. At the 2019 Annual Meeting, stockholders will have an opportunity to approve, in a non-binding advisory vote, our executive compensation program for 2018 as disclosed in this proxy statement (Proposal 2 below). At the 2018 Annual Meeting, stockholders strongly approved our 2017 executive compensation program by over 99% of the votes cast.

•	No Employment, Severance or Change-in-Control Agreements. We do not have any employment agreements, severance agreements or change-in-control agreements with our officers.

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Stock Ownership Guidelines. The Committee adopted stock ownership guidelines in 2011 to encourage stock ownership by our officers and to further align their long-term goals and objectives with those of our stockholders. The current ownership guidelines for officers as a multiple of base salary are as follows: President and CEO—five times; Executive Vice Presidents—two times; and Senior Vice Presidents—one times. The ownership guideline for directors is five times the annual cash retainer. For purposes of determining ownership under the guidelines, restricted stock and book value units (“BVUs”) are included in an individual’s ownership. Each share of restricted stock counts as one share of common stock. The value of an individual’s aggregate holdings in common stock and restricted stock is based upon the greater of market value or book value of the Company’s common stock. The value of an individual’s aggregate holdings in book value units (“BVUs”) is based upon the BVU initial value of $100 per BVU. Officers and directors who do not meet the ownership guidelines are given five years to comply and may not sell Company stock without Committee approval. Further, the guidelines recommend that any such director or officer retain at least fifty percent (50%) of the after-tax value of shares or other awards received as compensation as such shares or other awards vest, until such time that compliance with the guidelines is attained.

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Clawback Policy. Our Clawback Policy authorizes the Committee, on behalf of the Company and in all appropriate circumstances, to seek reimbursement of any annual incentive payment or long-term incentive payment paid within three years of an accounting restatement made to correct financial statement inaccuracies resulting from material noncompliance with any financial reporting requirement under applicable securities laws. The amount subject to recovery is the excess, if any, of the total incentive payment made to the recipient based on such financial statement inaccuracies over the amount that would have been paid had such payment been calculated in accordance with the accounting restatement, up to the full amount of the incentive payment made. In addition, if an incentive payment recipient engages in intentional misconduct that contributes to the payment to him or her of incentive compensation that is greater than would have been paid in the absence of such misconduct, the Committee has the discretion to seek reimbursement or other remedial action. The recovery of any payments under this policy is administered by the Committee, which has sole discretion as to when and how to seek recovery.

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Anti-Hedging Policy. Our Insider Trading Policy prohibits our officers, employees and directors from (1) engaging in any transactions with respect to our common stock that are designed to or have the effect of hedging or offsetting any decrease in the market value of such stock, such as put or call options, prepaid variable forward contracts, collars and exchange funds; (2) pledging such stock as collateral for any loan or holding such stock in a margin account; and (3) engaging in short-term, speculative trading in such stock.

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Limited Executive Perquisites and Tax Gross-ups. We strive to keep executive perquisites to a minimum. Accordingly, our perquisites are generally limited to nonqualified supplemental health care, a company car for the CEO, memberships in a golf club operated on property owned by a Company subsidiary, and occasional guest travel for company events (treated as taxable income to the executive). We generally do not use tax gross-ups for our executives and have done so in recent years only in rare and limited circumstances. The perquisites and benefits provided to each NEO during 2018 are included in the “All Other Compensation” column of the Summary Compensation Table, located in the “Compensation Tables” section below, and are reported in further detail in the “All Other Compensation Table—NEOs” in such section.

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Independent Compensation Consultant. The Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to assist the Committee with its 2018 executive compensation decisions. FW Cook’s services are discussed further in the “Role of Independent Compensation Consultant” section below.

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Incentive Compensation Adjustments. In February 2018, the Committee adopted a policy governing adjustments to performance criteria under our incentive compensation programs. Such policy requires Committee approval of any such adjustments and provides certain objective standards for evaluation of any adjustments proposed by management. Any potential adjustments must have a material impact to the incentive program results, must be needed to maintain the integrity and motivational value of the program, and must be as a result of unexpected circumstances that management could not anticipate, avoid or have adequate time to overcome. Example of adjustments that may be considered under such policy include unbudgeted revenue, expense or operating income from a merger, acquisition or divestiture in the year of such an event; legal settlements unrelated to operations; legislative changes with unanticipated effects; changes in accounting methods that are not budgeted; and redirections of strategy that are not budgeted.

2018 Executive Compensation Program Summary

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Base Salaries in 2018. Effective May 1, 2018, the Committee and our Board approved base salary increases in the range of 3.0% to 3.5% for Mr. Pozzi, Mr. Behrens and Mr. Strickland. Mr. Johnson’s base salary was increased 6.3% to better approximate the market median for his role and responsibilities. Mr. Walsh’s base salary was increased 14.4% to reflect his additional duties as CFO, as his base salary was not adjusted upon his appointment to such position in August 2017. These changes are further discussed in the “Base Salaries” section below.

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Executive Incentive Compensation Program (“EICP”). The structure of the 2018 EICP was substantially unchanged from the 2017 EICP and included a separate short-term incentive (“STI”) and long-term incentive (“LTI”). The STI again focused on a common framework of performance metrics for all executives, emphasizing key insurance industry performance indicators, such as premium growth, the property and casualty combined ratio, and return on equity from insurance operations (“Insurance ROE”), with an additional performance factor for business unit leaders based on their individual accountability. The LTI again focused on growth in Company net book value over a three-year period through the issuance of BVUs, as we believe book value for our Company, over the long term, aligns the interests of management with the Company. The EICP is discussed in greater detail in the “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” discussions below.

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Retirement and Other Benefits. NEOs are eligible to participate in a tax-qualified retirement plan and a nonqualified deferred compensation plan. The Company offers basic health benefits, disability protection, life insurance, and similar programs to all employees. In addition to these plans, the NEOs and officers of the parent company who are at the vice president level and above participate in an excess benefit plan that complements their core medical insurance coverage (the “Merit Plan”).

Approach for Determining Form and Amount of Compensation

The Committee oversees and recommends to our Board all compensation policies and programs for our senior officers, including the NEOs. The Committee in its sole discretion may seek assistance from independent compensation consultants; however, Committee decisions regarding the amount and form of compensation paid to our NEOs may reflect factors and considerations other than the information and advice provided by such consultants. With respect to its 2018 executive compensation decisions, the Committee retained FW Cook to provide advice and market practices information. The Committee also considered compensation recommendations for executives other than the CEO from our Management Compensation Committee, which at the time 2018 officer compensation recommendations were made was comprised of five of our most senior officers: James E. Pozzi, Timothy A. Walsh, J.D. Johnson, Bruce M. LePard, and John F. Simon.

Role of Independent Compensation Consultant

During 2018, FW Cook performed the following services for the Committee:

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Briefed the Committee on executive compensation trends and emerging issues among our peers and the broader insurance industry, recent developments related to our executive compensation program and practices, and regulatory changes;

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Provided an annual evaluation of our executive compensation program compared to market practices and ongoing advice to the Committee as needed for periodic requests related to the determination of the amount and form of executive compensation, including short-term and long-term incentive design and related performance measures and goals;

•	Provided an evaluation of our non-employee director compensation program compared to market practices;

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Provided an assessment of our compensation policies and practices to help the Committee determine whether the compensation program could encourage excessive risk taking that could be reasonably likely to have a material adverse effect on the Company as a whole; and

•	Attended three of the Committee’s six meetings in person and provided advice on other ad hoc queries by the Committee throughout the year.

FW Cook is independent of us and has no relationship with us other than assisting the Committee with its executive compensation governance responsibilities. Additionally, FW Cook has no service lines other than executive compensation consulting, so the potential for any conflict of interest as a result of providing other services to us is nonexistent. In accordance with SEC rules established under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), the Committee follows practices that it considers adequate to ensure that the independent compensation consultant’s advice to the Committee remains objective and is not improperly influenced by our management. For 2018, these practices included a direct reporting relationship of the consultant to the Committee chairman; meeting with the consultant in executive session without management present; a report to the Committee on FW Cook’s financial relationship with us, including a summary of the work performed for us during the preceding twelve months; and an assessment and confirmation by the Committee of FW Cook’s independence from us. With the consent of the Committee chair, FW Cook may, from time to time, contact our executive officers for information necessary to complete its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive.

Historically, the Committee has engaged FW Cook to provide the above-described services and information annually. In October 2018, however, the Committee determined instead to seek a full compensation study from an independent compensation consultant every two or three years, including an analysis against our peers and the market generally, in order to save the expense of a full review every year. For 2019, the Committee has retained FW Cook on a limited engagement and may consult with FW Cook from time to time as the Committee determines is advisable. The Committee will continue conducting an annual review of executive officer compensation, using information provided by management and other sources as the Committee deems appropriate.

How We Determine Each Element of Compensation

The compensation process for our NEOs and other executive officers begins with an annual evaluation by the Management Compensation Committee, which considers Company performance against the stated performance measures and goals for the year, each executive officer’s individual performance and contributions to our results, any changes in responsibilities, internal equity and consistency, the future potential of each executive officer, and market data from a range of industry and general market sources. The Management Compensation Committee formulates recommendations based on this process for the base salaries and incentive opportunities for all executive officers other than the members of such committee. After review and approval of the Management Compensation Committee’s recommendations by the CEO, such recommendations are presented to the Committee for its consideration and evaluation. The CEO makes recommendations to the Committee with respect to other members of the Management Compensation Committee. The Committee evaluates these recommendations and makes its own determination for the base salary and incentive opportunities of our CEO. The Committee’s compensation recommendations are then presented to our Board for final approval.

In determining the amounts of each element of compensation and the aggregate compensation for our NEOs, we review market practices as described under “Market Comparisons” below. We do not use any specific formulae or attempt to satisfy any specific ratio for compensation among our executive officers. We also do not generally target any particular allocation for base salary, annual incentive, or long-term incentive as a percentage of total compensation. Target compensation levels are decided upon based on a review of relevant market practices; the responsibilities, past performance and future potential of each executive; internal equity considerations; each executive’s ability to impact financial and operational results; and the recommendations of the Committee’s independent compensation consultant.

Market Comparisons

During early 2018, FW Cook evaluated the total direct compensation (consisting of base salary, STI and LTI) of our NEOs relative to market practices. The compensation of each of our NEOs was compared to that of individuals in comparable positions among a peer group of companies listed below, and to nationally published compensation survey data. Such analysis showed that total cash compensation (salary and STI) was within 12% of the market median for all of the NEOs other than Mr. Johnson, whose total cash compensation was below such level, and that total direct compensation (salary, STI and LTI) for the NEOs was at the lower end of the market, ranging from 57% to 84% of the market median, but consistent with our past practices.

The peer group in place when 2018 compensation levels were set consisted of sixteen publicly traded companies in the insurance industry that compete with us for talent, face similar challenges in the financial services sector, and have senior executives with generally comparable responsibilities. The peer group was the same as that used in 2017, except that StanCorp Financial Group, Inc. was removed due to its acquisition in 2016. As of the date of FW Cook’s report, the 2018 peer group revenues for the prior four quarters ranged from approximately $1.5 billion to $7.7 billion (median revenues of approximately $4.7 billion), and assets ranged from approximately $3.3 billion to $47.6 billion (median assets of approximately $15.0 billion). Our total revenues were approximately $3.4 billion in 2017, and our assets were approximately $26.4 billion at the end of 2017. The 2018 peer group was comprised of the following companies:

Allied World Assurance Company	Kemper Corporation
American Equity Investment Life Insurance Company	Markel Corporation
American Financial Group, Inc.	Old Republic International Corporation
Arch Capital Group, Ltd.	Primerica, Inc.
Cincinnati Financial Corporation	Selective Insurance Group, Inc.
CNO Financial Group, Inc.	Torchmark Corporation
First American Financial Corporation	White Mountains Insurance Group, Ltd.
The Hanover Insurance Group, Inc.	W.R. Berkley Corporation

The published survey data used by FW Cook covered a broader set of companies within the insurance industry, including many if not all of the peer companies. Our executives were matched to survey data based on job scope and responsibility in order to develop a competitive analysis. The specific surveys used for 2018 were:

•	Mercer’s 2017 Executive Benchmark Database (containing tabular data of insurance companies based on asset size and industry data based on net revenues for certain positions);

•	Willis Towers Watson’s 2017 Financial Services (containing insurance industry data regressed to each executive’s individual job scope as measured in assets); and

•	LOMA’s 2017 Executive Compensation Survey Report (containing tabular insurance industry data).

In addition, FW Cook reviewed market data from the 2017 Mercer IHN Survey and the 2017 Willis Towers Watson Top Management Survey to benchmark specific positions where data availability was limited in the three sources listed above. FW Cook also presented a market composite of survey and peer group data to the Committee, weighted one-third as to the peer group and two-thirds as to the survey data.

After considering FW Cook’s report and the recommendations of the Management Compensation Committee, the Committee determined and the Board approved the 2018 compensation of the NEOs in April 2018.

Elements of 2018 Compensation Provided to the NEOs

The following table lists the primary elements of our executive compensation program for 2018 and the primary purpose of each element. Additional explanation of each element is provided below.

Element	Purpose
Base Salary	Provides a fixed level of competitive compensation commensurate with role and responsibility.

Short-Term Incentive Compensation (STI) through an annual cash bonus opportunity	Focuses executive attention on key financial and operational performance measures.

Long-Term Incentive Compensation (LTI) through growth in the value of book value units (BVUs)	Aligns executives’ interests with those of our stockholders and helps retain executive talent with the opportunity for cash payout of BVUs, based on growth in book value over a three-year period.

Retirement Benefits, consisting of non-qualified deferred compensation plans, qualified and non-qualified Company pension plans (now frozen), and the Company’s 401(k) Plan	Assists in providing for the long-term financial security and future well-being of our executives and their families.

Health and Welfare Benefits (consisting of basic and supplemental health insurance, disability protection, and life insurance)	Assists in providing for the current well-being and financial protection of our executives and their families.

Base Salary

Base salary is an important component of total compensation for our NEOs, and it is vital to our goal of recruiting and retaining executive officers with proven abilities. Base salaries are determined for each NEO based on abilities, qualifications, accomplishments, prior work experience and market data. Adjustments are considered annually based on current market data, the consistency of the executive officer’s individual performance over the prior year, changes in responsibilities, future potential and internal equity. The Committee generally has sought to approximate market median salaries for the NEOs.

After review of market composite information provided by FW Cook in early 2018, the Committee recommended base salary increases of approximately 3.0% for Mr. Pozzi and 3.5% for Mr. Behrens and Mr. Strickland. The Committee recommended increasing the base salaries of Messrs. Walsh and Johnson by approximately 14.4% and 6.3%, respectively, to more closely align with market median salaries for their positions. In considering Mr. Walsh’s 2018 base salary, FW Cook and the Committee took into account the responsibilities as CFO that Mr. Walsh assumed in August of 2017, which previously had not been reflected in his base salary. The Board approved the Committee’s recommendations for NEO base salaries in April 2018. The table below illustrates base salary changes for 2018.

Name	2017 Base Salary	2018 Base Salary	Percentage Increase
James E. Pozzi	$975,000	$1,004,000	3.0%
Timothy A. Walsh	$450,002	$515,015	14.4%
David A. Behrens	$540,891	$560,001	3.5%
Hoyt J. Strickland	$401,076	$415,019	3.5%
J.D. Johnson	$390,527	$415,019	6.3%

Base salary changes at our Company typically take effect on May 1st. As a result, salary amounts shown in the Summary Compensation Table as paid for 2018, for example, include four months (January through April) of amounts paid based on 2017 approved base salaries and eight months based on 2018 approved base salaries.

Incentive Compensation Generally

Like our 2017 EICP, the 2018 EICP featured separate STI and LTI components. Eligibility for EICP participation is determined by the Committee and the Board. All incentive compensation is subject to review and approval by the Committee and the Board, both at the time of setting performance goals and at the time of payment of awards. In order to receive an incentive compensation award payout, an executive must be employed by us at the time of payout; provided, however, that in the event of death, disability or normal retirement after the age of 65 prior to such payout, the payout will be prorated for the portion of the calendar year up to the date of death, disability or retirement.

Short-Term Incentive Compensation

For 2018, the Committee recommended, and the Board approved, the continuation of the STI framework implemented first in 2016, which features a common set of performance measures for all executives that focus on premium growth, Insurance ROE and the property and casualty combined ratio, all of which are important measures of insurance company financial performance. These metrics are described in further detail below. The metrics for business unit leaders include an additional performance factor relevant to each unit leader’s specific area of operations.

Incentive Opportunities: STI opportunities are expressed as a percentage of base salary for each participant. For each applicable performance measure, the Committee adopts threshold, target and maximum levels of performance. An NEO’s aggregate STI opportunity is equal to the sum of the incentive opportunities tied to the specific performance measures applicable to that individual. For each performance measure, the payout for threshold level performance is equal to 50% of the target performance payout, and the payout for maximum level performance is equal to 150% of the target performance payout. The earned percentage is prorated for performance between levels. For example, if actual performance under a particular measure is halfway between threshold and target levels, an NEO would receive his threshold award plus one-half of the additional award attributable to target level achievement for that measure.

In setting the 2018 aggregate target STI opportunity for each NEO, the Committee reviewed peer group and market composite data provided by FW Cook and determined that aggregate target STI opportunities under the 2017 EICP were reasonably aligned with market median practices for the NEOs other than Mr. Walsh. For 2018, therefore, the Committee recommended, and the Board approved, the use of the same aggregate STI award opportunities for the NEOs as under the 2018 EICP, except that Mr. Walsh’s aggregate target STI opportunity was raised from 65% to 70% of base salary, in recognition of the additional responsibilities he assumed as CFO in August 2017.

The following table reports the aggregate threshold, target and maximum STI opportunity for each of the NEOs as a percentage of his base salary:

2018 STI Aggregate Incentive Opportunities as a Percentage of Base Salary

Name	Threshold	Target	Maximum
James E. Pozzi	50%	100%	150%
Timothy A. Walsh	35%	70%	105%
David A. Behrens	35%	70%	105%
Hoyt J. Strickland	27.5%	55%	82.5%
J.D. Johnson	27.5%	55%	82.5%

Performance Measures: The Committee generally recommends performance measures and the corresponding threshold, target and maximum levels of performance for our NEOs after consideration of our annual business plan and historical data and with input from the Management Compensation Committee. The Committee and the Board approved the specific performance measures and goals for the 2018 EICP by the end of March 2018.

Performance measures and goals are intended to be aspirational and are intentionally set with a level of stretch such that achieving target goals is not assured. NEOs are reasonably likely to meet some, but not all, threshold performance goals. Target performance goals generally are set in accordance with the Company’s annual business plan and include a reasonable degree of stretch. Maximum levels of performance are established at levels including significant stretch and above that which is expected to achieve the performance required under the business plan. Achievement of an aggregate target STI payout generally means that the performance of the NEO and the Company has met yearly objectives established under the EICP.

STI performance measures used for the NEOs in 2018 are explained below.

1.

Insurance ROE: This is after-tax insurance operating income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted for certain non-recurring items, divided by equity allocated to the insurance lines at the beginning of the year. Allocated equity is determined using our internal capital model.

2.

Premium Growth: This is the simple average of the annual growth in GAAP weighted direct earned premium for our life and property and casualty business segments. Weighted direct earned premium is premium income to us, actually received, that is weighted in accordance with industry standards for measuring premium. Pursuant to such standards, recurring premiums are weighted at 100%, and single and excess premiums are weighted at 10% of the actual amount received.

3.

P&C Combined Ratio: This is the total combined ratio for our property and casualty insurance operations, inclusive of the impact of catastrophes and credit property and casualty operations. The combined ratio, an indication of underwriting profitability, measures the ratio of losses, loss adjustment expenses and operating expenses to net earned premium. Losses, loss adjustment expenses and operating expenses are calculated after reinsurance.

4.

IMG Life Earned Premium Growth (applicable to Independent Marketing Group business unit only): This is actual annual growth in our Independent Marketing Group’s weighted life direct earned premium, which includes our Direct Marketing operations. Weightings include single and excess premiums at 10%.

5.

CSSD Life Earned Premium Growth (applicable to Career Sales & Service Division business unit only): This is actual annual growth in our Career Sales & Service Division’s weighted life direct earned premium growth. Weightings include single and excess premiums at 10%.

In accordance with the terms of the EICP, the amount of an STI award payable based on performance measures unrelated to earnings is reduced by 50% of the calculated amount if Insurance ROE falls below a specified level. This includes the performance measures for Premium Growth, IMG Life Earned Premium Growth and CSSD Life Earned Premium Growth. The threshold level of Insurance ROE performance was achieved during 2018; accordingly, no such reduction was required.

The table below shows the performance measures and their approximate weightings as a percentage of the total STI opportunity for each NEO during 2018. As business unit leaders, Messrs. Behrens and Strickland had an added key operational measure that each had the ability to impact, in addition to the three common performance metrics.

2018 STI Performance Measures and Approximate Weightings for NEOs

Performance Measure	Pozzi	Walsh	Behrens	Strickland	Johnson
Insurance ROE	50%	50%	40%	40%	50%
Premium Growth	35%	35%	25%	25%	35%
P&C Combined Ratio	15%	15%	10%	10%	15%
IMG Life Earned Premium Growth	—	—	25%	—	—
CSSD Life Earned Premium Growth	—	—	—	25%	—

The table below shows each STI performance measure and the threshold, target and maximum goals associated with each, along with actual 2018 performance with respect to each performance measure. Incentive opportunities are expressed as a percentage of base salary. Information regarding our performance measures is provided in the limited context of our STI discussion in this Compensation Discussion and Analysis and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

STI Performance Measure	Threshold	Target	Maximum	2018 Actual
Insurance ROE	5.00%	7.50%	10.00%	5.76%
Premium Growth	4.50%	6.50%	9.50%	6.40%
P&C Combined Ratio	101.00%	99.00%	96.00%	102.80%
IMG Life Earned Premium Growth	5.00%	7.50%	12.50%	8.73%
CSSD Life Earned Premium Growth	1.00%	1.50%	2.50%	1.66%

Following the completion of the 2018 performance year, the Committee and the Board assessed the Company’s performance against the goals established at the beginning of the year to determine the aggregate STI award payable to each NEO. The actual aggregate STI awards earned for 2018 by the NEOs were paid in cash in March 2019 and, as shown below, ranged from 67% to 79% of their respective STI target opportunities.

The following table shows how each NEO performed relative to his 2018 aggregate target STI opportunity:

2018 STI Potential Target Aggregate Incentive Opportunities

for the NEOs Compared to Actual Aggregate STI Incentive Award Earned

	Aggregate Target STI		Actual Aggregate Incentive Award Earned
Name	As a % of Base Salary	As $ Amount	As a % of Target STI	As a % of Base Salary	As $ Amount
James E. Pozzi	100%	$1,004,000	67%	66%	$663,225
Timothy A. Walsh	70%	$360,511	67%	45%	$229,948
David A. Behrens	70%	$392,001	79%	54%	$304,198
Hoyt J. Strickland	55%	$228,260	78%	42%	$174,832
J.D. Johnson	55%	$228,260	67%	36%	$149,178

Long-Term Incentive Compensation

2018 LTI Program: For 2018, the Committee recommended, and the Board approved, the continuation of the LTI framework originally implemented as part of the 2016 EICP. The Committee and the Board approved the Company’s award to each participant of a target number of BVUs, the ultimate number and value of which will be determined and settled in cash at the end of the three-year performance period ending December 31, 2020, subject to the Company’s achievement of the required growth in book value. The number of target BVUs initially awarded is based on each executive’s target LTI opportunity, as approved by the Committee and the Board, stated in dollars and divided by $100. At the end of the three-year performance period, the number of BVUs earned, if any, will be based on the compound annual growth rate (“CAGR”) of the Company’s GAAP book value during such performance period, adjusted for dividends paid. For purposes of the three-year CAGR calculation, the beginning value will be our GAAP book value at December 31, 2017, and the ending value will be our GAAP book value at December 31, 2020, plus dividends paid during 2018, 2019 and 2020. After the end of the third year, each BVU earned will be settled in cash in an amount equal to $100 times the compounded adjusted three-year CAGR.

The Committee believes providing long-term incentives based on growth in book value aligns management’s economic incentives directly with the long-term financial performance and strength of the Company. Earnings of the Company are either added to book value per share or paid out as dividends on all outstanding shares. In this way, book value more closely reflects the real economic value of the Company and is not subject to fluctuations in the stock market unrelated to the Company’s performance. In addition, awarding long-term incentives in the form of cash-settled BVUs helps mitigate concerns of stockholder dilution associated with certain equity awards, including the RSUs awarded as LTI in prior years.

For the 2018 LTI, the Committee and the Board approved the following book value growth objectives: a threshold book value CAGR of 4.0%, a target book value CAGR of 6.25%, and a maximum book value CAGR of 9.0%. Such objectives were recommended by the Committee after reviewing our three-year adjusted book value CAGR at each year end from 2008 through 2017. The three-year average adjusted book value CAGR during such ten-year period was 5.0%.

Effective May 1, 2018, and with Committee and Board approval, the Company awarded each LTI participant, including all of the NEOs, with a target number of BVUs that varied with the role and responsibilities of each participant within the enterprise. In accordance with the terms of the LTI program, each target BVU has an initial value of $100. In recognition that the total direct compensation (base salary, STI and LTI) of the Company’s executives generally trails market total direct compensation as a result of relatively lower levels of long-term incentives, the Committee and the Board increased 2018 LTI opportunities for certain of the NEOs from 2017 LTI levels as follows (as a percentage of base salary): For Mr. Pozzi, from 225% to 250%; for Mr. Walsh, from 55% to 65%; and for Messrs. Strickland and Johnson, from 40% to 50%.

The number of target BVUs awarded to each NEO under the 2018 EICP is shown in the table immediately below. Such table also shows the value of such target BVUs (based on an initial value of $100 per BVU), expressed both as a dollar amount and as a percentage of base salary.

2018 LTI Target BVUs

		Target BVUs
Name	Number	As $ Amount*	As a % of Salary
James E. Pozzi	25,100	$2,510,000	250%
Timothy A. Walsh	3,348	$334,800	65%
David A. Behrens	3,640	$364,000	65%
Hoyt J. Strickland	2,075	$207,500	50%
J.D. Johnson	2,075	$207,500	50%

*	Based on an initial value of $100.

The following table shows the number of BVUs that may be earned by the NEOs at the end of the three-year performance period ending December 31, 2020 in relation to the established book value growth objectives and the target number of BVUs awarded to each NEO:

	Minimum	Target	Maximum
BVU Growth (CAGR, adjusted for dividends)	4.0%	6.25%	9.0%
BVUs Earned	50% of Target BVUs	100% of Target BVUs	150% of Target BVUs

No BVUs will be awarded if book value CAGR, adjusted for dividends, is less than 4.0% at the end of the performance period. At or above 4.0% adjusted book value CAGR, BVUs earned will be prorated between minimum and target levels or, as applicable, between target and maximum levels, depending on the level of CAGR achieved. The number of BVUs actually earned, if any, will be determined based on information as of December 31, 2020. Each BVU earned in accordance with the table above will be settled in cash in March 2021 in an amount equal to $100 times the compounded adjusted three-year CAGR achieved at December 31, 2020.

One third of BVUs ultimately awarded, if any, will vest ratably for service at each year-end during the three-year performance period. However, such BVUs will not be settled or paid until after the end of the three-year performance period. Unvested BVUs are forfeited if a participant leaves the company for a reason other than normal retirement after age 65, death or disability. The number of BVUs earned is adjusted pro-rata to the date of normal retirement after age 65, death or disability, based on the number of whole months of service, including credit for the month in which any such event occurs. If a participant is terminated for cause, all BVUs are forfeited, regardless of vesting.

Settlement of BVUs Awarded under the 2016 LTI Program: The three-year performance period in effect for the 2016 LTI program ended on December 31, 2018. In calculating the book value CAGR achieved for such performance period, we excluded the impact of certain factors that otherwise enhanced GAAP book value. First, we excluded the impact of the Tax Cuts and Jobs Act of 2017. Second, we excluded the impact of our adoption of an accounting standard that resulted in an increase in our retained earnings. By excluding these items, GAAP equity was reduced by approximately $266 million for purposes of calculating adjusted book value CAGR at December 31, 2018, which had the effect of lowering the BVU cash settlements. Our book value at December 31, 2018 with such exclusions, plus dividends paid during 2016, 2017 and 2018, was approximately $5.27 billion. Our GAAP book value on December 31, 2015 was approximately $4.46 billion. The resulting adjusted book value CAGR for the three-year performance ending December 31, 2018 period was 5.7%.

The book value growth objectives for the 2016 LTI were a threshold book value CAGR of 3.0%, a target book value CAGR of 6.25%, and a maximum book value CAGR of 9.5%. The 5.7% adjusted book value CAGR achieved was approximately 92% of target CAGR. Each of the NEOs, therefore, earned approximately 92% of his respective target BVUs. Following approval by the Board Compensation Committee and our Board of Directors in February 2019, each earned BVU was settled in cash on March 4, 2019 at an accumulated value of $118.09 per BVU, the product of the $100 initial BVU value times the compounded three-year adjusted book value CAGR of 5.7% (or $100 x 1.0573). Such cash settlement is reflected in the table below.

Cash Settlement of BVUs Earned under 2016 LTI Program

	2016 Target BVUs		BVUs Earned as of End of Performance Period (12/31/2018)
Name	Number of BVUs	As $ Amount*	Number of BVUs	As $ Amount**
James E. Pozzi	19,000	$1,900,000	17,392.31	$2,053,914
Timothy A. Walsh	1,919	$191,900	1,756.62	$207,445
David A. Behrens	3,137	$313,700	2,871.56	$339,112
Hoyt J. Strickland	1,356	$135,600	1,241.26	$146,585
J.D. Johnson	1,243	$124,300	1,137.82	$134,369

*	Based on initial value of $100.
**	Based on an accumulated value of $118.09 per BVU.

The Committee expects to annually recommend grants of target BVUs as our LTI program of choice for the foreseeable future. We believe that providing long-term incentive opportunities on an annual basis provides stronger retention incentives for our executive officers and helps improve our competitive positioning with respect to long-term incentive compensation.

LTI Prior to 2016: For the EICPs in effect from 2010 through 2015, the Company delivered LTI in the form of performance-based grants of RSUs pursuant to the American National Insurance Company 1999 Stock and Incentive Plan (the “1999 Plan”) based on the achievement of applicable performance objectives. The grant value of RSUs awarded was based on annual performance under the then existing EICPs, in which the incentive awards earned were paid in fixed ratios of cash and RSUs. RSUs awarded vested ratably over three years and did not convey any voting or dividend rights until such time as they vested and converted into shares of Common Stock. Alternatively, recipients were permitted to choose to have RSUs settled in cash or a combination of cash and stock upon vesting, after giving consideration to our stock ownership guidelines. The Outstanding Equity Awards at Year End table below provides information regarding NEO ownership of unvested RSUs as of December 31, 2018. All such remaining RSUs owned by the NEOs vested on March 1, 2019.

The 1999 Plan is administered by the Committee. Until 2010, we made grants only of restricted stock and freestanding stock appreciation rights under the 1999 Plan. The Company retains the right to issue equity awards under the 1999 Plan and any future plan. Existing awards under the 1999 Plan vest immediately in the event of a change of control of the Company. At its November 2016 meeting, however, the Committee determined that any future awards made under the 1999 Plan would be subject to accelerated vesting in the event of a change in control only when coupled with a termination of employment.

Retirement Benefits

We maintain Company-sponsored retirement and deferred compensation plans for the benefit of our salaried employees, including our NEOs. These benefits are designed to assist in providing for the long-term financial security of these employees and their families. Like all of our salaried employees, our NEOs are eligible to participate in the American National 401(k) Plan (the “401(k) Plan”), a Company-wide, tax-qualified retirement plan. The intent of the plan is to provide all salaried employees with a tax-advantaged savings opportunity for retirement. We make an annual matching contribution equal to 100% of each participant’s deferral, up to four percent of his or her compensation. As required, eligible pay under this plan is capped at annual limits established under the Internal Revenue Code of 1986, as amended (the “Code”).

Because eligible pay under the 401(k) Plan is capped under the Code, we have offered additional means for certain employees to save for retirement. Prior to 2014, we offered qualified and nonqualified defined benefit pension plans. The general purpose of the non-qualified defined benefit pension plans was to restore curtailments of benefits under the qualified plan required to comply with covered compensation limits under the Code. These plans, and the benefits provided under them to the NEOs are further discussed below in connection with the Pension Benefits table.

In July 2013, management recommended and the Committee and the Board approved that we shift our retirement benefits from defined benefit pension plans to contributory defined contribution plans. In accordance with this recommendation, we amended our qualified and non-qualified defined benefit pension plans effective December 31, 2013 to freeze participation and future benefit accruals, with no additional years of service credit or salary increase credit thereafter. Benefits earned by eligible employees prior to such date are not affected, including any such benefits earned by eligible employees who are not vested as of such date but become fully vested thereafter. All employees were affected by these amendments, including the NEOs.

In connection with the freezing of the defined benefit pension plans, we adopted the American National Family of Companies Executive Supplemental Savings Plan, effective January 1, 2014. This unfunded nonqualified deferred compensation plan was renamed the American National Executive Supplemental Savings Plan effective January 1, 2015 (the “Executive Plan”). The Executive Plan permits certain executives and highly compensated employees to defer a portion of their compensation that they would otherwise receive and permits us to match such elective deferrals in the same manner as would be permitted under our qualified 401(k) Plan in the absence of limitations imposed by the Code. The Executive Plan includes both employee deferral and Company contribution components. All of the NEOs participate in the Executive Plan.

Pursuant to the Executive Plan, participants may elect to defer a portion of their annual salary and certain performance-based compensation and bonuses. During each plan year, we will make a matching contribution equal to 100% of each participant’s deferral, up to four percent of his or her compensation in excess of the compensation cap under the 401(k) Plan for that year. In addition, for plan years 2014 through 2017, we made a non-elective contribution to the Executive Plan on behalf of each participant equal to two percent of his or her compensation in excess of such cap, provided that the recipient was employed by us on the last day of the year (subject to certain exceptions under the Code).

Executive Plan participant deferrals and Company contribution amounts are held in a grantor (rabbi) trust subject to the claims of the creditors of the participant’s employer and are deemed invested in the particular investment options selected by each participant. Participants vest in Company contributions after completing three years of service. Executive Plan participants may elect whether they will receive a distribution of their plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in five or ten annual installments. As a result of certain restrictions under the Code, most participants (including all of the NEOs) may not actually receive or commence their benefits until six months after termination of employment.

Compensation for purposes of computing the Company’s contributions to an NEO’s Executive Plan account consisted of each participant’s W-2 compensation and amounts not included in income due to a salary reduction agreement, such as for 401(k) Plan contributions. Compensation does not include the value of reimbursements or other expense allowances, moving expenses, fringe benefits, deferred compensation, health or welfare benefits or any amounts includable in income due to restricted stock, RSUs, BVUs, stock appreciation rights or Christmas bonuses. In addition, when determining the amount of the Company matching contributions to the Executive Plan, the participant’s compensation is determined before any deferral made under that plan.

Other Benefits

Basic health benefits, disability protection, life insurance and similar programs are provided to make certain that access to healthcare and income protection are available to our employees and their family members. Each of our NEOs, as well as all of our officers at the parent company of the level of vice president and above, participates in our Merit Plan, a medical plan that supplements our core medical insurance plan. The Merit Plan provides coverage for co-pays, deductibles, and other out-of-pocket expenses that are not covered by the core medical insurance plan. Benefits under the Merit Plan are taxable to the recipient only to the extent any such benefits are provided for medical expenses that would not be deductible by the recipient for federal income tax purposes.

Special Considerations for Pension-Related Amounts Reported in the Summary Compensation Table

It is important to note that amounts reported in Column (e) (“Changes in Pension Value and Non-Qualified Deferred Compensation Earnings”) of the Summary Compensation Table below are not the result of any decision to increase or decrease pay. For each of the NEOs, the amount reported in such column includes the year-over- year change in accrued pension benefits under our frozen defined benefit pension plans. Such change is influenced by variables outside of the Company’s control, including interest rates, mortality factors, and the age of each individual.

Consideration of Risks from Compensation Policies and Practices

In early 2018, at the request of the Committee, FW Cook performed a review of our compensation policies and practices to determine whether such policies and practices encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole. In March 2019, our Chief Corporate Risk Officer provided the Committee with an updated review of our compensation policies and practices, which noted in part that there have been no material changes to our compensation policies and practices during the past year. Based on such reviews, the Committee concluded in March 2019 that our compensation programs do not encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole. In reaching its conclusion, the Committee considered several features of our compensation programs that were noted by FW Cook and our Chief Corporate Risk Officer as discouraging excessive or unnecessary risk taking. Among such features are the following:

•	conservative overall pay positioning of annual cash compensation for most executive positions;

•	effective balance between annual (STI) and deferred, at-risk (LTI) compensation, with no use of highly leveraged performance stock awards or stock options;

•	appropriately rigorous performance measures that are tied to overall corporate results and well-balanced between revenue growth, profitability and capital-based return measures;

•	long-term incentives based on growth in book value over overlapping three-year performance periods to mitigate any risk of timing transactions;

•	caps on both annual and long-term incentive award payouts at appropriately conservative levels;

•	absence of large annual incentive awards based on earnings, without any holdback;

•	absence of any mega-grants or front-loaded grants of equity;

•	stock ownership guidelines, an incentive compensation clawback policy for executive officers, and anti-hedging and anti-pledging policies with respect to the Company’s stock; and

•

independent Committee oversight, supported by the availability of an independent compensation consultant who can communicate directly with the Committee through its Chairman as the Committee deems necessary or appropriate.

COMPENSATION COMMITTEE REPORT

The Board Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Board Compensation Committee, the Board Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K (incorporated by reference) and in this proxy statement to be delivered to stockholders.

Submitted by the Board Compensation Committee:

E. J. Pederson, Chairman
William C. Ansell
Arthur O. Dummer
James P. Payne
James D. Yarbrough

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to or earned by the Named Executive Officers (“NEOs”) for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary (a)	Bonus (b)	Non-Equity Incentive Plan Compensation (c)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
James E. Pozzi,	2018	$993,860	$247	$2,717,139	*	$238,893	$160,068	$4,110,207
President and Chief	2017	$966,347	$258	$987,089		$849,821	$194,000	$2,997,515
Executive Officer	2016	$918,847	$172	$662,904		$723,623	$179,300	$2,484,846
Timothy A. Walsh,	2018	$492,261	$198	$437,393	*	$0	$58,169	$988,021
Executive Vice President,	2017	$435,551	$214	$320,888		$6,804	$69,636	$833,093
CFO, Treasurer, ML and	2016	$400,400	$142	$208,917		$8,609	$99,134	$717,202
P&C Operations
David A. Behrens,	2018	$553,313	$198	$643,310	*	$0	$60,656	$1,257,477
Executive Vice President,	2017	$540,891	$206	$337,254		$220,478	$82,387	$1,181,216
Independent Marketing	2016	$532,569	$138	$340,546		$168,645	$84,042	$1,125,940
Hoyt J. Strickland,	2018	$410,139	$198	$321,417	*	$0	$51,218	$782,972
Executive Vice President,	2017	$396,378	$206	$221,652		$65,730	$64,667	$748,633
Career Sales & Service	2016	$375,353	$138	$164,370		$43,474	$58,562	$641,897
Division
Johnny D. Johnson,	2018	$406,448	$198	$283,547	*	$0	$51,193	$741,386
Executive Vice President,	2017	$378,236	$206	$212,495		$39,493	$62,480	$692,910
Corporate Business	2016	$344,588	$138	$136,742		$22,323	$56,678	$560,469
Process Officer and CIO

*	The 2018 amounts shown in this column include certain long-term incentive compensation earned as of December 31, 2018, as further explained in the Column (c) discussion below.

Column (a)—Salary. These amounts represent base salary paid during the years shown, including any amount of base salary the NEO may have contributed to our 401(k) plan and to the Executive Plan. Any base salary changes at our Company typically take effect on May 1 of each year. Salary amounts shown in the table as paid for 2018, for example, include four months (January through April) of amounts paid based on 2017 approved salaries and eight months based on 2018 approved salaries.

Column (b)—Bonus. These amounts reflect an annual holiday bonus. The amount of the bonus is determined based upon an employee’s time of service with us.

Column (c)—Non-Equity Incentive Plan Compensation. For 2017 and 2016, the amounts shown include only earnings under the STI for such years. For 2018, the amounts shown include earnings under the 2018 STI and the cash settlement of BVUs earned as of December 31, 2018 pursuant to the 2016 LTI, as shown in the following table:

Name	STI	LTI
James E. Pozzi	$663,225	$2,053,914
Timothy A. Walsh	$229,948	$207,445
David A. Behrens	$304,198	$339,112
Hoyt J. Strickland	$174,832	$146,585
J. D. Johnson	$149,178	$134,369

The cash value of BVUs earned under the 2016 LTI was contingent upon growth in the book value of the Company’s stock, adjusted for dividends and certain non-recurring items, during the three-year performance period ending December 31, 2018. Please see the Settlement of BVUs Awarded under the 2016 LTI Program section of the Compensation Discussion and Analysis above for additional information. Because 2016 was the first year of this LTI program, and the program entails a three-year performance period, there was no LTI earned for 2016 or 2017. For information regarding the target BVUs awarded to the Named Executive Officers during 2018, the ultimate number and cash value of which is also subject to a three-year performance period, please see the 2018 LTI Target BVUs table and additional information provided in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above and the Grants of Plan-Based Awards Table below. For further information about the 2018 STI program and grants made under it, please see the Short Term Incentive Compensation section of the Compensation Discussion and Analysis above and the Grants of Plan-Based Awards Table below.

Column (d)—Change in Pension Value and Non-Qualified Deferred Compensation Earnings. These amounts represent the increase, if any, in the present value of each NEO’s benefits under our tax-qualified pension plan and nonqualified pension plans for the years shown. Any such increase is influenced by variables outside of the Company’s control, including interest rates, mortality factors, and the age of each individual and is not the result of a decision to increase or decrease pay. As noted in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, participation and future benefit accruals under these plans were frozen effective December 31, 2013. For 2018, as a result of the effect of increased interest rates on the pension calculations, each of the NEOs other than Mr. Pozzi experienced a decrease in his accrued pension benefits, as follows: for Mr. Walsh, a $5,571 decrease; for Mr. Behrens, a $320,563 decrease; for Mr. Strickland, a $70,913 decrease; and for Mr. Johnson, a $22,922 decrease. For Mr. Pozzi, an actuarially equivalent late retirement benefit adjustment due to his deferral of his normal retirement benefit outweighed the effect of increased interest rates on the pension calculations and resulted in an increase in both his accrued pension benefit and the present value of that accrued benefit. The interest rates and mortality rates used in the pension calculations are determined by the plans’ enrolled actuary. The mortality table assumption used to calculate the present values of pension benefits was updated for 2018 to reflect a slightly lower life expectancy. This change was precipitated by a new table of future mortality improvement published by the Society of Actuaries. The Pension Benefits Table below contains additional information.

The Company does not pay above-market earnings on deferred compensation; therefore, no amounts are reported in this column for deferred compensation.

Column (e)—All Other Compensation. Amounts included in this column for 2018 are further detailed in the table that follows.

All Other Compensation Table—NEOs – 2018

Name	Restricted Stock Dividends	Group Life Insurance Premium(1)	Company Contributions to Defined Contribution Plans(2)	Perquisites		Total
James E. Pozzi	$32,800	$3,048	$79,238	$44,982	(3)(4)(5)	$160,068
Timothy A. Walsh	—	$1,032	$32,526	$24,611	(3)(4)(6)	$58,169
David A. Behrens	—	$1,032	$35,623	$24,001	(3)(4)(6)	$60,656
Hoyt J. Strickland	—	$1,584	$25,272	$24,362	(3)(4)(6)	$51,218
J. D. Johnson	—	$3,048	$24,758	$23,387	(3)(4)	$51,193

(1)	Represents imputed income from group life insurance premiums paid by the Company.
(2)

Primarily represents Company contributions to the Executive Plan, discussed in the “Retirement Benefits” section of the Compensation Discussion and Analysis above. For each of the NEOs, $11,000 of such amount represents Company contributions to our 401(k) Plan. Executive Plan amounts are further described in the “Nonqualified Deferred Compensation Plans – Executive Plan” table below.

(3)

Includes our Merit Plan benefit, described in “Other Benefits” above. The Merit Plan is underwritten by National Western Life Insurance Company. Total premium and fees paid to National Western Life Insurance Company for all Merit Plan participants in 2018 was $2,720,928. The amount included in the table for this benefit ($22,381) is the average cost of the benefit for all Merit Plan participants, since there is no individual underwriting or premium relating to each participant.

(4)	Includes guest travel, lodging, leisure activities, and/or food and beverage at our business conferences or other events.
(5)	Includes use of company car.
(6)	Includes imputed income relating to a company membership in a golf club operated on property owned by a Company subsidiary.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table has information about 2018 awards made under the EICP. Please see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis above for a more complete description of the 2018 EICP. There were no equity awards granted to the NEOs under the EICPs for any of the years shown in the Summary Compensation Table.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

		Estimated Possible Payouts Under Long-Term Incentive Plan (Book Value Unit Awards)				Estimated Possible Payouts Under Short- Term Incentive Plan (Cash Awards)
Name	Grant Date (a)	No. of Target Book Value Units (b)	Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
James E. Pozzi	2/22/18	25,100	$1,255,000	$2,510,000	$3,765,000	$502,000	$1,004,000	$1,506,000
Timothy A. Walsh	2/22/18	3,348	$167,400	$334,800	$502,200	$180,256	$360,511	$540,767
David A. Behrens	2/22/18	3,640	$182,000	$364,000	$546,000	$196,001	$392,001	$588,002
Hoyt J. Strickland	2/22/18	2,075	$103,750	$207,500	$311,250	$114,130	$228,260	$342,390
J.D. Johnson	2/22/18	2,075	$103,750	$207,500	$311,250	$114,130	$228,260	$342,390

Column (a)—Grant Date. This is the date the award opportunity was approved by the Board of Directors, following the recommendation of the Board Compensation Committee.

Column (b)-(e)—Estimated Possible Payouts Under Long-Term Incentive Plan. Pursuant to the LTI under the 2018 EICP, the NEOs have the opportunity to earn book value units based on the CAGR of the Company’s GAAP book value during a three-year performance period ending December 31, 2020. The Board Compensation Committee established three levels (threshold, target and maximum) of book value CAGR performance objectives, with increased BVU opportunities associated with each level. Column (b) shows the number of target BVUs that the Board Compensation Committee awarded to each of the NEOs. Columns (c) through (e) show the dollar value of threshold, target and maximum BVU award opportunities based on an initial base value of $100 per BVU. Any BVUs earned as of the end of the three-year performance period will be settled in cash in March of 2021. No BVUs will be awarded if book value CAGR, adjusted for dividends, is less than 4% at the end of the performance period. Additional information regarding the LTI is described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above. The numbers shown in these columns reflect estimated possible LTI payouts as of the grant date.

Column (f)-(h)—Estimated Possible Payouts Under Short-Term Incentive Plan. These columns include the threshold, target and maximum cash award opportunities for each NEO under the 2018 STI, based on 2018 annual salaries. Under this program, each NEO received an annual incentive award opportunity payable in cash, with final payouts based on 2018 actual performance relative to predetermined performance goals across a range of performance measures. Annual incentive opportunities were based on a percentage of base salary. For each applicable performance measure, there were three levels of performance goals, with increased incentive opportunities associated with each level. Once a threshold performance goal was reached, the actual amount of the award was prorated toward each subsequent performance goal, subject to a cap at the maximum opportunity. Cash incentive awards actually earned with respect to 2018 by the NEOs under the 2018 STI are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE

The following table has information about each Named Executive Officer’s outstanding equity awards at December 31, 2018, which consist of restricted stock and RSUs awarded during certain prior years.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (a)		Market Value of Shares or Units of Stock That Have Not Vested* (b)
James E. Pozzi	4,031	[1]	$512,904
	10,000	[2]	$1,272,400
Timothy A. Walsh	700	[1]	$89,068
David A. Behrens	1,697	[1]	$215,926
Hoyt J. Strickland	537	[1]	$68,328
J.D. Johnson	325	[1]	$41,353

*	Based on an assumed stock price of $127.24, which was the closing price of our Common Stock on December 31, 2018.
[1]

These RSUs vested on March 1, 2019. RSUs have no voting or dividend rights until they become vested and are converted into shares of our Common Stock. At the election of the recipient, RSUs could instead be converted into cash based on the market price of our Common Stock on the date of vesting.

[2]	Restrictions with respect to these shares of restricted stock lapse March 1, 2023.

RSUs VESTED TABLE

The following table provides information about RSUs that vested during 2018.

	RSUs Vested
	Number of Shares Acquired on Vesting (a)	Value Realized on Vesting (b)
James E. Pozzi	6,402	$738,791
Timothy A. Walsh	1,477	$170,446
David A. Behrens	3,069	$354,163
Hoyt J. Strickland	1,127	$130,056
J.D. Johnson	848	$97,859

Column (a)—Number of Shares Acquired on Vesting. These numbers represent the number of shares of our Common Stock acquired by the individual upon the vesting of RSUs during 2018. Mr. Pozzi elected to settle his vesting RSUs one-half in shares of Common Stock and one-half in cash after tax withholding. Messrs. Behrens and Strickland elected to settle their vesting RSUs in cash. The number of shares shown in this column does not reflect any withholding of shares that may have been directed by the individual for tax purposes.

Column (b)—Value Realized on Vesting. These amounts represent the aggregate dollar value realized upon the vesting of RSUs, based on a share price of $115.40, the closing price of our common stock on March 1, 2018, the date of vesting.

PENSION BENEFITS TABLE

The following table provides information regarding benefits under our qualified defined benefit pension plan (the American National Employees Retirement Plan, or the “Qualified Plan”) and non-qualified defined benefit pension plan (the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees, or the “Nonqualified Plan”). As noted in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, participation and future benefit accruals under these defined benefit pension plans were frozen effective December 31, 2013, with no additional years of service credit or salary increase credit thereafter. For Mr. Walsh, the following table provides information regarding benefits under the Farm Family Employees Retirement Plan (the “Farm Family Plan”), which was frozen effective December 31, 1996.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James E. Pozzi	Qualified Plan	35.0	$2,263,889	$0
	Nonqualified Plan	35.0	$5,991,358	$0
Timothy A. Walsh	Farm Family Plan	2.0	$52,335	$0
David A. Behrens	Qualified Plan	15.0	$466,538	$0
	Nonqualified Plan	15.0	$1,256,892	$0
Hoyt J. Strickland	Qualified Plan	35.0	$477,510	$0
	Nonqualified Plan	35.0	$87,072	$0
J.D. Johnson	Qualified Plan	6.79	$351,244	$0
	Nonqualified Plan	6.79	$113,860	$0

The number of years of credited service is shown as of December 31, 2018. In connection with the freezing of the plans effective December 31, 2013, and December 31, 1996 in the case of the Farm Family Plan, no additional years of service were credited after such dates. The present value of the accumulated benefit under each plan is calculated using the December 31, 2018 FASB ASC 715-20 disclosure assumptions as follows: (a) discount rates of 4.50% for the Qualified Plan, 4.01% for the Nonqualified Plan, and 4.38% for the Farm Family Plan, (b) RP-2006 mortality table projected generationally using the MP-2018 projection scale, and (c) benefits converted to a lump sum using the average of the August, September and October 2018 Lump Sum Segment Rates and the 2018 417(e) unisex mortality table prescribed by the Internal Revenue Service (the “IRS”).

The Qualified Plan. The Qualified Plan covers substantially all employees and officers of the Company as of December 31, 2013 and provides benefits based on the participant’s years of service and compensation, which for purposes of the Qualified Plan have been frozen as of such date. The monthly benefit payable under the plan at normal retirement age (usually age 65) for non-bargaining unit employees generally equals:

•	1.667% of the employee’s final average pay times years of service (up to 35 years) at December 31, 2013,

•	Reduced by a “Social Security offset” amount equal to 0.7% (0.65% for Year of Birth after 1954) times the “Social Security covered pay.”

For purposes of this calculation, “final average pay” is the average of the employee’s pay for the 60 consecutive months prior to December 31, 2013 that produces the highest average (out of the prior 10 years). Pay includes base salary, overtime, bonus incentives, stock dividends paid on restricted stock awards prior to the vesting of such awards, and gains on exercises of stock appreciation rights (no longer granted by the Company) and vesting of restricted stock awarded before July 25, 2002. In addition, “Social Security covered pay” is one-twelfth of the average of the Social Security wage bases for the 35-year period ending when the employee reaches Social Security retirement age.

The benefit formula determines the employee’s monthly benefit as a life annuity. Instead of taking a life annuity, the employee may elect one of the following options: (1) a 50%, 66 2/3%, 75% or 100% joint and survivor annuity; (2) a 10, 15 or 20-year period certain and life annuity benefit; (3) a life annuity with a Social Security leveling option; or (4) a lump sum benefit. Unless special IRS rules apply, benefits are not paid before employment ends, or age 65 if sooner and if elected by the employee. Mr. Pozzi and Mr. Johnson are the only NEOs eligible to commence in-service retirement benefits at this time, but neither has chosen to do so. Any in-service distributions of benefits paid would be determined according to the applicable plan terms for a life payout.

If an employee chooses one of these benefit options, the interest rate assumptions and mortality tables specified in the plan are used to adjust the benefit so it has the same value as the life annuity, on an actuarial basis.

An employee whose employment ends before age 65 may begin benefit payments as early as age 55, if the employee had at least 20 years of vesting service; however, benefits may not begin before employment terminates. The plan actuary reduces this “vested” benefit below the level of the age 65 benefit to account for early commencement, so the benefit remains the actuarial equivalent of a benefit beginning at age 65.

If an employee retires after age 60, or after age 55 with at least 20 years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Pozzi attained the normal retirement age of 65 in 2015, and Mr. Johnson attained the normal retirement age of 65 in 2017. Both are eligible for retirement. Mr. Behrens and Mr. Strickland are eligible for early retirement under the Qualified Plan.

The Nonqualified Plan. As with the Qualified Plan, participation and future benefit accruals under the Nonqualified Plan were frozen, with no additional years of service credit or salary increase credit, effective December 31, 2013. Benefits under the Qualified Plan are limited by the Code. Like many other large companies, therefore, we offered certain employees nonqualified “excess” benefit plans to make up the difference between the benefit determined under the Qualified Plan formula, without applying these limits, and the benefit actually payable under the Qualified Plan, taking these limits into account. To the extent that any NEO’s annual retirement income benefit under the Qualified Plan exceeds the maximum amount payable from such plan, it will be paid from the Nonqualified Plan. Payment is made from our general assets and not from the assets of the Qualified Plan.

The maximum number of years of service counted for benefit service under the Nonqualified Plan is 35 years. If an employee retires after age 55 with at least 20 years of service, the employee may take an “early retirement” benefit under the Nonqualified Plan, beginning immediately after employment ends. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Pozzi attained the normal retirement age of 65 in 2015, and Mr. Johnson attained the normal retirement age of 65 in 2017. Both are eligible for retirement under the Nonqualified Plan. Mr. Strickland and Mr. Behrens are eligible for early retirement under the Nonqualified Plan.

The Farm Family Plan. Mr. Walsh is not a participant in the Qualified Plan or the Nonqualified Plan, and he is the only NEO who is a participant in the Farm Family Plan. Mr. Walsh is currently the President of certain subsidiaries that participated in the Farm Family Plan and was an employee of such companies beginning in 1995. The Farm Family Plan provides a benefit based upon two percent of average annual compensation multiplied by years of service, not to exceed 30. Mr. Walsh had two years of credited service under such plan at the time it was frozen effective December 31, 1996, with no additional years of service credit or salary increase credit thereafter. Upon attaining age 65, Mr. Walsh may receive his benefit under the plan as a lump sum or as an annuity paying $433.53 per month for life. He also qualifies for an early retirement benefit in accordance with the terms of the plan. The plan provides a surviving spouse’s benefit equal to fifty percent of the participant’s benefit, commencing upon the death of the participant and payable for the life of the surviving spouse.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Executive Plan

The table below has information about each NEO’s participation in our Executive Plan in 2018. The Executive Plan is discussed in the “Retirement Benefits” section of the Compensation Discussion and Analysis above.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings (Losses) in Last Fiscal Year (c)	Aggregate Withdrawals/ Distributions in Last Fiscal Year (d)	Aggregate Balance at Last Fiscal Year End (e)
James E. Pozzi	$68,237	$68,237	($66,623)	$0	$1,180,003
Timothy A. Walsh	$22,677	$21,525	($13,811)	$0	$203,285
David A. Behrens	$24,622	$24,622	($43,989)	$0	$444,889
Hoyt J. Strickland	$14,271	$14,271	($7,750)	$0	$229,082
J.D. Johnson	$36,454	$13,757	($4,583)	$0	$138,431

Column (a) – Executive Contributions in Last Fiscal Year. These amounts are included within the “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table above. Executive contributions are made each pay period during the fiscal year and are based on each NEO’s elected deferral percentage. Participants are fully vested as to these amounts at the time of contribution.

Column (b) – Registrant Contributions in Last Fiscal Year. As discussed in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, these amounts include a Company matching component. These amounts are included within the “All Other Compensation” column of the Summary Compensation Table above. Participants are fully vested as to these amounts after three years of employment, or upon their earlier attaining of age 65 or a change in control of the Company, in either event while actively employed by the Company.

Column (c) – Aggregate Earnings (Losses) in Last Fiscal Year. Earnings on amounts contributed to the Executive Plan are determined by investment selections made by each participant in investment alternatives that represent a subset of investment choices offered under our 401(k) Plan. Each participant in the Executive Plan can choose from approximately 21 mutual fund offerings. The 2018 investment returns for the investment choices in which one or more of the NEOs participated are as follows:

Fund	Return	Fund	Return
American Balanced Fund	-2.47%	T. Rowe Price International Stock Fund	-13.81%
T. Rowe Price Value Fund	0.74%	T. Rowe Price Retirement 2015 Fund	-4.09%
T. Rowe Price Capital Appreciation Fund	0.76%	T. Rowe Price Retirement 2030 Fund	-6.16%
T. Rowe Price Mid-Cap Value Fund	-10.48%	T. Rowe Price Retirement 2050 Fund	-7.51%
T. Rowe Price Growth Stock Fund	-0.89%	T. Rowe Price Short Term Bond Fund	1.49%
T. Rowe Price Small Cap Stock Fund	-3.10%

We do not provide any above-market or preferential earnings rates, nor do we guarantee that an officer’s investments will have positive earnings. Since these amounts are not preferential, they are not included in the Summary Compensation Table.

Column (d) – Aggregate Withdrawals/Distributions in Last Fiscal Year. None of the NEOs made withdrawals or received distributions from the Executive Plan during 2018.

Column (e) – Aggregate Balance at Last Fiscal Year End. The aggregate balance shown represents the sum of executive contributions, Company contributions and aggregate earnings, less any distributions or withdrawals, through December 31, 2018. Fiscal year 2014 was the first year of existence of the Executive Plan. Executive contributions and Company contributions for NEOs were included in the 2014, 2015, 2016 and 2017 Summary Compensation Tables if an NEO was a named executive officer for such years. The sum of executive contributions and Company contributions for 2014, 2015, 2016 and 2017 for NEOs who were required to be included in the Summary Compensation Tables for such years was as follows: for Mr. Pozzi, $846,769; and for Mr. Behrens, $341,275. The 2016 and 2017 Summary Compensation Tables included total executive contributions and Company contributions for Mr. Walsh of $130,725 and for Mr. Strickland of $56,437 for such years. The 2017 Summary Compensation Table included total executive contributions and Company contributions for Mr. Johnson of $29,169 for such year.

Farm Family Supplemental Profit Sharing Plan

Timothy A. Walsh was a participant in the Farm Family Supplemental Profit Sharing Plan, which became effective on January 1, 1997 and was frozen as of December 31, 2004. The purpose of such plan was to provide participants with additional retirement benefits they would have received under the basic qualified retirement plan in absence of certain Code limitations. All contributions under the plan were made by the employer. Plan balances accrue interest quarterly at the “Prime Rate” published in the “Money Rates” section of the Wall Street Journal on the first business day of each calendar quarter. Mr. Walsh will begin receiving distributions from the plan at the same time and in the same manner as he receives distributions under the applicable Farm Family qualified retirement plan.

The following table provides information regarding Mr. Walsh’s participation in the Farm Family Supplemental Profit Sharing Plan:

Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year*	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
$0	$0	$16,779	$0	$353,346

*	These earnings are not above-market or preferential and thus are not reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have employment contracts, severance agreements, salary continuation agreements or severance plans with any of our NEOs. This section describes and quantifies certain compensation that would become payable under existing plans and arrangements if an NEO’s employment had terminated or if there had been a change in control of our Company on December 31, 2018, given each NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2018, which was $127.24.

Restricted Stock and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, shares of restricted stock issued to Mr. Pozzi vest upon death, disability, or upon retirement with the consent of the Board of Directors. Such shares are forfeited upon other termination of employment. In addition, such shares vest upon a change of control of our Company. For purposes of the 1999 Plan, a change of control occurs if (i) there is a change in ownership of our outstanding securities which causes any person other than The Moody Foundation to become the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities then entitled to vote for the election of directors; (ii) the Board of Directors approves the sale of all or substantially all of our assets; or (iii) the Board of Directors approves any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of an event described in clause (i) above.

The aggregate market value of Mr. Pozzi’s unvested restricted stock as of December 31, 2018 was $1,272,400. The other NEOs had no restricted stock issued to them as of such date.

RSUs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, RSUs are subject to accelerated vesting upon the recipient’s death or disability or upon his or her retirement at or after attaining the age of 65. Upon such an event, such RSUs, at the election of the recipient, either convert to shares of our Common Stock on a one-for-one basis or convert into cash based on the market price of our Common Stock on the date of any such event. If the officer’s employment with us terminates for any other reason prior to the vesting of any RSUs, all of such RSUs are forfeited. In addition, all RSUs vest immediately upon a change of control. The events constituting a change of control are the same as those described in the paragraphs immediately above applicable to our restricted stock.

Assuming a change of control or a termination by reason of death, retirement or disability on December 31, 2018, the RSUs issued to our NEOs pursuant to the 2015 EICP would convert to shares of our Common Stock. As of such date, each of the NEOs would have received the following number of shares of our Common Stock with the following market value, or a cash payment equal to such market value:

Name	No. of Shares of Common Stock	Market Value
James E. Pozzi	4,031	$512,904
Timothy A. Walsh	700	$89,068
David A. Behrens	1,697	$215,926
Hoyt J. Strickland	537	$68,328
J.D. Johnson	325	$41,353

BVUs and Termination of Employment

Pursuant to the terms of the 2016, 2017 and 2018 LTI, any amounts paid with respect to BVUs are not payable until the end of the three-year performance periods ending December 31, 2018, with respect to the BVUs issued under the 2016 LTI, December 31, 2019, with respect to BVUs issued under the 2017 LTI, and December 31, 2020, with respect to BVUs issued under the 2018 LTI. Accordingly, no amounts with respect to BVUs would have been paid under the 2017 or 2018 LTI if an NEO’s employment had been terminated or if a change in control of our Company had occurred on December 31, 2018. However, if such an event had occurred on December 31, 2018, each NEO would have been entitled to receive payment of amounts earned under the 2016 LTI, in the same manner and amount as described in the note to Column (c) of the Summary Compensation Table above.

Nonqualified Deferred Compensation Plans and Termination of Employment

Assuming a change of control or a termination by reason of death, retirement or disability on December 31, 2018, each of the NEOs would have been entitled to receive the aggregate balance of his Executive Plan account as of such date, as shown in column (e) of the “Nonqualified Deferred Compensation Plans – Executive Plan” table above. In addition, assuming any of such events on December 31, 2018, Mr. Walsh would have been entitled to receive the aggregate balance of his Farm Family Supplemental Profit Sharing Plan account as of such date, as shown in the “Nonqualified Deferred Compensation Plans – Farm Family Supplemental Profit Sharing Plan” table above.

Pension Benefits

The following table describes the estimated benefits that would have been due to our NEOs under our existing pension plans in the event of a termination of employment as of December 31, 2018 as a result of various triggering events:

Name	Plan	Potential Payout on Retirement or Voluntary Termination 12/31/18 (a)	Potential Payout if Terminated Upon Disability 12/31/18 (b)	Potential Payout if Terminated Upon Death 12/31/18 (c)	Potential Payout if Terminated Involuntarily 12/31/18 (d)
James E. Pozzi	Qualified Plan	$2,263,889	$2,263,889	$2,085,443	$2,263,889
	Nonqualified Plan	$5,991,358	$5,991,358	$5,671,800	$5,991,358
Timothy A. Walsh	Farm Family Plan	$52,335	$52,335	$41,787	$52,335
David A. Behrens	Qualified Plan	$466,538	$466,538	$686,436	$466,538
	Nonqualified Plan	$1,256,892	$1,256,892	$1,959,557	$1,256,892
Hoyt J. Strickland	Qualified Plan	$477,510	$477,510	$428,227	$477,510
	Nonqualified Plan	$87,072	$87,072	$80,714	$87,072
J.D. Johnson	Qualified Plan	$351,244	$351,244	$339,006	$351,244
	Nonqualified Plan	$113,860	$113,860	$113,737	$113,860

Column (a)—Potential Payout on Retirement or Voluntary Termination

The “potential payout” refers to the actuarial present value of the benefit payable. As explained in connection with the Pension Benefits Table above, Mr. Pozzi and Mr. Johnson are eligible for normal retirement under both the Qualified Plan and the Nonqualified Plan. Each would have been eligible to receive his accumulated benefit shown in this column upon retirement or voluntary termination on December 31, 2018. The other three NEOs are eligible for early retirement benefits under the plans in which they participate. Mr. Walsh is eligible for early retirement under the Farm Family Plan, and Mr. Behrens and Mr. Strickland are eligible for early retirement under the Qualified Plan and the Nonqualified Plan. Messrs. Walsh, Behrens and Strickland would have been eligible to receive the amounts shown in this column as an early retirement benefit on December 31, 2018. The early retirement benefit is an actuarially reduced value of accumulated benefits, which for Messrs. Walsh, Behrens and Strickland was 45.6%, 53.3% and 79.5%, respectively, of their deferred benefits at December 31, 2018.

Column (b)—Potential Payout if Terminated Upon Disability

The “potential payout” refers to the actuarial present value of the benefit payable. In the event of total disability prior to age 65, no additional benefits become immediately payable, unless the individual is entitled to retirement at the time of disability. Total disability must be validated by approval for Social Security disability. Had the employment of Mr. Pozzi or Mr. Johnson been terminated by disability on December 31, 2018, each would be entitled to his accumulated benefit. In the case of the disability of Messrs. Walsh, Behrens or Strickland on December 31, 2018, each would have been entitled to his early retirement benefit.

Column (c)—Potential Payout if Terminated Upon Death

The “potential payout” refers to the actuarial present value of the benefit payable. This amount represents the value of a surviving spouse’s benefit as determined based upon a percentage of the accrued or projected benefit at age 65, as specified in the applicable plans. In the case of an individual who has already commenced receiving benefits under the plans, any surviving spouse’s benefit would be according to the form of payment elected at retirement. In the event of death prior to retirement, a pension is available for the surviving spouse for the life of the spouse that generally would be at most 75% of the NEO’s projected monthly pension at age 65, although the percentage may be higher for an NEO who has reached age 65 and has continued to defer commencement of benefits. Eligibility for this death benefit requires that the executive have been at least age 45 at the time of death and have age plus years of service equal to at least 55.

Column (d)—Potential Payout if Terminated Involuntarily

No special benefits are triggered by involuntary termination. Please see the explanation provided above in connection with Column A—Potential Payout on Retirement or Voluntary Termination. The “potential payout” refers to the actuarial present value of the benefit payable.

Medical Benefits

As the Company President and CEO, Mr. Pozzi is eligible for lifetime participation in our Merit Plan and core medical insurance plan upon his retirement. Such coverage also is available to his spouse for life. The Merit Plan is discussed above in connection with the “All Other Compensation Table – Named Executive Officers.” Based on the average claim costs of the employees and dependents in the core medical insurance plan and the Merit Plan, the value of lifetime coverage is approximately $1,056,854 for Mr. Pozzi. Such calculation was made using assumptions in accordance with GAAP as follows: (a) 1994 Group Annuity Reserving table, (b) a health care cost trend rate of 5.0%, and (c) an interest rate of 4.33%. The other NEOs are not eligible for such benefits.

CEO PAY RATIO

As required by the Dodd-Frank Act and rules of the Securities and Exchange Commission (the “SEC”), we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our CEO. Under such SEC rules, we are required to identify our median employee only once every three years, unless there is a change in our employee population or compensation arrangements such that we reasonably believe a significant change in our pay ratio disclosure would result. Because we do not believe that there have been changes in our employee population or compensation arrangements that would significantly impact our pay ratio disclosure, we believe it is reasonable to use the median employee previously identified and reported for 2017 for purposes of calculating our pay ratio disclosure for 2018.

The total annual compensation for 2018 of the employee identified as our median employee (not including our CEO) was $57,705. The total annual compensation for 2018 of our CEO, James E. Pozzi, was $4,110,207. Based on this information, the ratio of our CEO’s total compensation for 2018 to the total compensation of our identified median employee was estimated to be 71:1.

To identify our median employee for purposes of our pay ratio disclosure for 2017, we first identified all of our employees as of December 31, 2017. We then ranked the 2017 annual compensation of this employee population (not including our CEO) based on IRS Form W-2, Box 1 wages, without annualizing the compensation of individuals who were employed for less than the full year. After identifying the median employee from this ranking, we calculated the annual total compensation for such employee using the same methodology we use for our NEOs as set forth in Summary Compensation Table above.

This pay ratio is a reasonable good faith estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on his or her annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio we report above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions to calculate their own pay ratios.

DIRECTOR COMPENSATION TABLE

The following table has information about compensation of our directors and advisory directors for 2018, other than Mr. Pozzi.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total
Directors
William C. Ansell	$99,500	$91,448	$9,980	$200,928
Arthur O. Dummer	$107,500	$91,448	$6,525	$205,473
Irwin M. Herz, Jr.	$67,000	$91,448	$31,237	$189,685
E. Douglas McLeod	$63,000	$91,448	$24,474	$178,922
Frances A. Moody-Dahlberg	$65,000	$91,448	$101,640	$258,088
Ross R. Moody(1)	$0	$0	$0	$0
James P. Payne	$99,500	$91,448	$34,167	$225,115
E. J. Pederson	$104,500	$91,448	$22,660	$218,608
James D. Yarbrough	$104,750	$91,448	$61,610	$257,808
Advisory Directors
R. Eugene Lucas	$67,000	$91,448	$1,640	$160,088
Robert L. Moody, Jr.(2)	$61,000	$91,448	$95,643	$248,091
Russell S. Moody	$65,000	$91,448	$57,312	$213,760

(1)	Mr. Moody has elected to waive compensation for his service as a director, but he reserves the right to rescind such waiver in the future.
(2)

Please see the section below entitled “Certain Relationships and Related Transactions” for a discussion of agent-related compensation paid to Robert L. Moody, Jr., primarily through his wholly-owned insurance agency, Moody Insurance Group, Inc. Mr. Moody’s service as an advisory director ended in July 2018.

Column (a)—Fees Earned or Paid in Cash. We pay cash compensation for service as a director or advisory director only to those individuals who are not also officers. Such directors and advisory directors each receive a $55,000 annual retainer, plus $2,000 per meeting attended. Members of the Nominating Committee each receive a $2,000 annual retainer, plus $1,000 per meeting attended. Members of the Compensation Committee each receive a $3,000 annual retainer, plus $1,000 per meeting attended. Members of the Audit Committee each receive a $4,000 annual retainer, plus $1,500 per meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $4,000, and the Chairman of the Compensation Committee receives an additional annual retainer of $3,000. Directors may elect to defer their compensation, with interest accrued at the Wall Street Journal prime rate published on the first business day of each quarter. We do not provide any above-market or preferential earnings rates on compensation that is deferred.

Column (b)—Stock Awards. On May 1, 2018, we awarded each of our directors and advisory directors reflected in the table above 750 RSUs. The amount shown represents the grant date fair value of such awards calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based on the grant date closing price of our Common Stock of $121.93. These RSUs vest in full upon the first anniversary of the grant date, provided the director or advisory director serves continuously until such time, or upon an individual’s earlier retirement, death or disability. Upon vesting, each director or advisory director holding RSUs will receive cash based upon the market value of our Common Stock on the date of vesting. In addition to the stock ownership of the directors and advisory directors as disclosed above under “Security Ownership of Directors and Executive Officers” and “Security Ownership of Advisory Directors,” each of the directors and advisory directors shown above owned 750 RSUs at December 31, 2018, except Ross R. Moody and Robert L. Moody, Jr., who owned no RSUs as of such date.

Column (c)—All Other Compensation. These amounts include the following:

All Other Compensation Table – Directors and Advisory Directors

Name	Restricted Stock Dividends		Perquisites		Subsidiary Director Fees	Total
Directors
William C. Ansell	$0		$9,980	(1)	$0	$9,980
Arthur O. Dummer	$547		$5,978	(1)(2)	$0	$6,525
Irwin M. Herz, Jr.	$1,640		$20,597	(1)(2)	$9,000	$31,237
E. Douglas McLeod	$1,640		$20,334	(1)	$2,500	$24,474
Frances A. Moody-Dahlberg	$1,640		$100,000	(1)	$0	$101,640
Ross R. Moody	$0		$0		$0	$0
James P. Payne	$0		$34,167	(1)(2)	$0	$34,167
E. J. Pederson	$0		$7,660	(1)	$15,000	$22,660
James D. Yarbrough	$1,640		$44,970	(1)	$15,000	$61,610
Advisory Directors
R. Eugene Lucas	$1,640		$0		$0	$1,640
Robert L. Moody, Jr.	$2,186	(3)	$93,457	(1)(2)	$0	$95,643
Russell S. Moody	$1,640		$55,672	(1)	$0	$57,312

(1)

We provide a medical reimbursement plan designed to reimburse certain medical expenses that are not covered by an underlying insurance policy for the benefit of (1) directors and advisory directors who are not current or former common law employees, (2) retired directors who have at least 20 years of service who are not current or former common law employees, (3) designated consultants who are not current or former common law employees, and (4) the spouses and any dependents of the foregoing. The amounts of such benefit during 2018 with respect to Frances A. Moody-Dahlberg, James P. Payne, James D. Yarbrough, Robert L. Moody, Jr. and Russell S. Moody were $100,000, $32,785, $44,970, $92,801 and $55,672, respectively. The amount of such benefit to the other directors and advisory directors did not exceed thresholds for specific numerical disclosure under applicable proxy disclosure rules, although the value of such benefit is included in the Perquisites column.

(2)	Includes guest travel, lodging, leisure activities, and food and beverage at our business conferences or other events.
(3)

In addition to the amount shown here, Moody Insurance Group, Inc., a company owned by Mr. Moody, was previously awarded shares of restricted stock as a Company consultant. Dividends on such shares are included in amounts reported in the “Certain Relationships and Related Transactions” section below.

Compensation Committee Interlocks and Insider Participation

The current members of the Board Compensation Committee are E. J. Pederson, Chairman, William C. Ansell, Arthur O. Dummer, James P. Payne, and James D. Yarbrough. No member of the Board Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had a relationship with us requiring disclosure under the SEC’s Regulation S-K Item 404, except that Mr. Yarbrough’s son-in-law, Dustin J. Dusek, is employed by us as a Vice President and Actuary. In such capacity, Mr. Dusek received total compensation during 2018, including under our Merit Plan for officers, in excess of $190,000, but less than $230,000. During 2018, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our Board Compensation Committee. During 2018, no executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships existing since the beginning of 2018 between us and certain related parties.

Mortgage Loans to Gal-Tex Hotel Corporation: The Moody Foundation and the Libbie Shearn Moody Trust own 34% and 50.2%, respectively, of Gal-Tex Hotel Corporation (“Gal-Tex”). As of December 31, 2018, we held a first mortgage loan issued to Gal-Tex secured by hotel property in San Antonio, Texas. This loan was originated in 1999, had a balance of $575,919 as of December 31, 2018, has a current interest rate of 7.25%, and has a final maturity date of April 1, 2019. During 2018, Gal-Tex paid $1,647,474 in principal and $107,166 in interest with respect to this loan, which is current as to principal and interest payments. The largest principal amount outstanding during 2018 with respect to such loan was $2,223,393.

Management Contracts with Gal-Tex Hotel Corporation: We have entered into management contracts with a subsidiary of Gal-Tex for the management of a hotel and adjacent fitness center owned by us. During the year ended December 31, 2018, we paid Gal-Tex $439,292 and $145,120, respectively, for services rendered under these contracts. Both of such contracts are terminable by us upon thirty days’ prior written notice.

Transactions with Robert L. Moody, Jr.: Robert L. Moody, Jr. (“RLM Jr.”) is the brother of two of our directors, including our Chairman of the Board, and one of our advisory directors. RLM Jr., mainly through his wholly-owned insurance agency, Moody Insurance Group, Inc. (“MIG”), has entered into a number of agency agreements with us and some of our subsidiaries. In 2018, total commissions paid under such agency contracts, primarily from the marketing of health insurance products, were $443,544. We have entered into a Consulting and Special Marketing Agreement with MIG concerning development and marketing of new products. During 2018, we paid compensation of $109,721 under this agreement and a predecessor agreement. In addition to consulting fees, such amount includes dividends on shares of our Restricted Stock granted to MIG as a consultant. We also entered into a National Marketing Director’s Contract with MIG in 1994, which gave MIG the exclusive right to sell annuities in the financial institutions market. In a subsequent restructuring of such contract, MIG gave up such exclusive right, and we assumed all responsibilities for sales and service in such market. During 2018, MIG received $1,133,668 in commissions under such restructured contract. As agreed by us and certain of our subsidiaries, MIG markets products of unrelated companies through certain of our agents. MIG receives commissions from the companies issuing such products. In 1994, MIG provided brokerage and business development services to an unrelated marketing company which has had a marketing agreement with us since such time. MIG has advised us that, during 2018, commissions received from such marketing company related to sales of our products aggregated $66,419. We entered into an agreement with MIG in 2006 pursuant to which we provide certain services that direct network traffic to MIG’s site-hosting provider. MIG paid us $480 for such services during 2018, based on the same rates charged to our internal departments.

Transactions with Moody National Bank: We and some of our subsidiaries have entered into various depository, custodian and safekeeping arrangements with Moody National Bank in the ordinary course of our business. In addition, American National Registered Investment Advisor, Inc. (“ANRIA”), a registered investment advisor subsidiary of ours, provides investment management services to certain accounts maintained by others at the Trust Department of Moody National Bank. For such services, Moody National Bank compensates ANRIA from the fees the bank receives for its services as custodian, trustee or other agent of such accounts. During 2018, Moody National Bank paid ANRIA $364,689 in fees for such services.

Health Insurance and Retirement Plan Contracts with Certain Affiliates: Our Merit Plan is insured by National Western Life

Insurance Company (“National Western”). Further information regarding the Merit Plan is provided above in connection with the All Other Compensation Table – NEOs. Ross R. Moody, our Chairman of the Board, is the Chairman and Chief Executive Officer of National Western’s parent company, and Robert L. Moody, Sr., our Chairman Emeritus, is the controlling stockholder and Chairman Emeritus of National Western’s parent company. During 2018, we paid National Western $2,720,928 in premium and fees with respect to the Merit Plan. In addition, we insure substantially similar plans offered by National Western, Gal-Tex, and The Moody Foundation to certain of their officers. During 2018, National Western, Gal-Tex, and The Moody Foundation paid us premium and fees with respect to such plans in the amounts of $688,028; $1,240; and $121,413, respectively. Lastly, we act as insurer under a Group Retirement Policy Deposit Administration Contract issued to Gal-Tex as policyholder, pursuant to which Gal-Tex made contributions totaling $892,690 during 2018 and paid premiums of $1,508,005 during 2018 for annuities issued under such contract.

Transactions with Greer, Herz & Adams, L.L.P.: Irwin M. Herz, Jr. is a director of ours and a Partner with Greer, Herz & Adams, L.L.P. which serves as our General Counsel. In the year ended December 31, 2018, Greer, Herz & Adams, L.L.P. received approximately $10,844,088 in legal fees and reimbursements of expenses in connection with its services as our General Counsel. We also furnished offices, telephones and the use of certain office decorations to the law firm.

Other Family Relationships: Robert L. Moody, Sr., our Chairman Emeritus, is the father of directors Frances A. Moody-Dahlberg and Ross R. Moody and advisory director Russell S. Moody. As Chairman Emeritus, Robert L. Moody, Sr. received approximately $151,498 in compensation during 2018. E. Vince Matthews III, a half-brother of director Frances A. Moody-Dahlberg, is a director of a mutual insurer managed by us and an advisory director of one of our subsidiaries. Mr. Matthews is also employed as one of our officers, for which he received total compensation during 2018, including under our Merit Plan for officers, in excess of $235,000, but less than $275,000. Please also see the section “Compensation Committee Interlocks and Insider Participation” above.

Procedure for Review, Approval or Ratification of Related Persons Transactions

The Audit Committee reviews, approves or ratifies any related party transactions in which we have or will have an amount involved exceeding $120,000 and a related person has or will have a direct or indirect material interest. The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in our best interests. In considering the transaction, the Audit Committee will consider all relevant factors, including (as applicable) the business rationale for entering into the transaction; the alternatives to entering into the transaction; whether the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party; and the overall fairness of the transaction to us. We have not adopted formal written procedures for the review of related party transactions. Rather, we are guided by the corporate governance rules of NASDAQ, the requirements of Item 404(a) of Regulation S-K promulgated by the SEC, and other SEC interpretive guidance on related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers, and any persons holding more than ten percent of our Common Stock are required to report their initial ownership of our Common Stock and other equity securities and any subsequent changes in that ownership to the SEC and submit copies of these reports to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and the written representations of such reporting persons, for the year ended December 31, 2018, all required Section 16(a) filings applicable to our directors, executive officers, and greater than ten percent beneficial owners were timely made.

PROPOSAL 2.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that stockholders have the opportunity at the Annual Meeting to cast an advisory (non-binding) vote on the compensation of our Named Executive Officers, as described in this proxy statement (a “say-on-pay” vote). The say-on-pay vote is not intended to be a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, nor is it intended to address any specific item of compensation. Accordingly, please read the “Executive Compensation” section of this proxy statement, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussions that describe in detail our compensation programs and policies for our executive officers and the decisions made by our Board Compensation Committee for 2018. We are required to hold the advisory vote on executive compensation at least once every three years. Pursuant to a separate advisory (non-binding) vote at the 2014 Annual Meeting, our stockholders voted to hold an annual say-on-pay vote.

The vote on this Proposal 2 is advisory and, therefore, not binding on the Board of Directors or the Board Compensation Committee. The Board, including the Board Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 2:

RESOLVED, that the stockholders of American National Insurance Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, and the accompanying narrative disclosure contained in the proxy statement for the Company’s 2019 Annual Meeting of Stockholders.

Board Recommendation: The Board of Directors recommends a vote “FOR” the approval of the foregoing advisory resolution on executive compensation.

PROPOSAL 3.

RATIFICATION OF AUDITORS FOR 2019

Our Audit Committee has selected KPMG LLP, a firm of independent public accountants to serve as our independent registered public accounting firm to examine our consolidated financial statements for 2019. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG as our principal independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG and may determine to retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

KPMG served as the Company’s principal independent registered public accounting firm for the year ended December 31, 2018. During 2018, such firm performed audit services and tax consulting services for the Company. KPMG has advised the Company that neither it nor any of its partners has any material financial interest in, or any connection (other than as independent auditors) with the Company.

Fees Paid to KPMG

The following table presents fees billed by KPMG for audit and other services during 2018 and 2017:

	2018	2017
Audit Fees(1)	$4,878,750	$5,487,817
Audit-Related Fees(2)	$27,500	$102,500
Tax Fees(3)	$1,147,975	$696,596
All Other Fees	—	—

(1)

Aggregate fees billed for the audit of the Company’s consolidated financial statements and insurance company statutory financial statements, review of our interim financial statements, and review of our systems of internal control over financial reporting.

(2)

Aggregate fees billed for performing assurance or related services that were related to the performance of the audit or review of our financial statements but were beyond the normal audit scope and not reportable as Audit Fees.

(3)

Aggregate fees billed for tax compliance, tax advice and tax planning services related to review of tax returns of the Company and certain subsidiaries, as well as tax research services related to tax return compliance.

Pre-Approval of Audit, Audit-Related, Tax and Non-Audit Services

The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and the Charter of the Audit Committee. The committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are presented to the full Committee at its next scheduled meeting. The Audit Committee has determined the rendering of non-audit services by KPMG was compatible with maintaining KPMG’s independence.

Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Board Recommendation: The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our auditors for 2019.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 with Company management and KPMG LLP (“KPMG”), the independent auditors. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding KPMG’s communications with the Audit Committee concerning independence, discussed with KPMG any relationships that might impair the firm’s independence from management and the Company, and satisfied itself as to KPMG’s independence. The Audit Committee reviewed and discussed with KPMG all communications required by auditing standards generally accepted in the United States of America, including PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

Based upon these reviews and discussions, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:

Arthur O. Dummer, Chairman William C. Ansell James P. Payne E. J. Pederson James D. Yarbrough

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented for consideration at the 2020 Annual Meeting of Stockholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at our principal executive offices by the close of business on December 5, 2019. We recommend that a proponent submit any proposal by Certified Mail, Return Receipt Requested and that all proposals be sent to the attention of the Secretary. If the date of the 2020 Annual Meeting is changed by more than thirty days from the date of the 2019 Annual Meeting, the deadline for submitting proposals to be included in the 2020 proxy statement will be a reasonable time before the Company begins to print and mail its proxy materials for the 2020 Annual Meeting.

Stockholder proposals submitted outside of the procedure set forth above, which will not be included in our proxy statement, including nominations for directors, must be mailed to American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, ATTN: Secretary, and must be received by the Secretary no later than February 15, 2020. If the proposal is received after that date, our proxy for the 2020 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2020 Annual Meeting.

Nothing in this section shall be deemed to require us to permit presentation of a stockholder proposal or include in our proxy materials relating to our 2020 Annual Meeting any stockholder proposal that does not meet all of the requirements for such presentation or inclusion contained in our Bylaws and/or state and federal securities laws and regulations in effect at that time.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2018, and the financial statements and schedules thereto, accompanies this proxy statement. Upon written request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to the Company’s Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409) 766-6537.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by calling or writing us at the following address or telephone number: Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409) 766-6537.

Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of our Company and is available through a link provided on our website at the following address:

https://www.americannational.com/wps/portal/amnat/investor-relations-and-news/corporate-governance

A printed copy will be provided to any person free of charge upon request made to the Company’s Secretary at the address shown on page 1. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding certain amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website where it is accessible through the same link noted above.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the full Board of Directors by writing to the Board or a specific director or directors in care of the Company’s Secretary at the address shown on page 1, by facsimile transmission to (409) 766-6803, or by e-mail to mark.flippin@americannational.com. All such communications will be forwarded to the Board, as specified.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

OTHER MATTERS

The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

J. Mark Flippin, Secretary

Galveston, Texas

April 3, 2019

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals –	This proxy will be voted as directed, or if no direction is made, will be voted in accordance with the recommendations of the Board of Directors, which are FOR all in Proposal 1, and FOR Proposals 2 and 3.	+
1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - William C. Ansell	☐	☐	☐	02 - Arthur O. Dummer	☐	☐	☐	03 - Irwin M. Herz, Jr.	☐	☐	☐

04 - E. Douglas McLeod	☐	☐	☐	05 - Frances A. Moody-Dahlberg	☐	☐	☐	06 - Ross R. Moody	☐	☐	☐

07 - James P. Payne	☐	☐	☐	08 - E.J. Pederson	☐	☐	☐	09 - James E. Pozzi	☐	☐	☐

10 - James D. Yarbrough	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. A non-binding advisory vote to approve the compensation of the Company’s executive officers disclosed in the “Executive Compensation” section of the proxy statement.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as auditors for 2019.	☐	☐	☐

4. In accordance with their best judgment upon all other matters which may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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Proxy – American National Insurance Company

Proxy for Annual Meeting April 26, 2019.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James E. Pozzi and Irwin M. Herz, Jr., or either of them, as proxies of the undersigned with full powers of substitution and appointment, for and in the name, place and stead of the undersigned to act for and to vote all of the shares of Common Stock of American National Insurance Company (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting to be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, One Moody Plaza, Galveston, Texas, at 8:30 a.m., Local Time, on April 26, 2019 and at any and every adjournment thereof, and there to vote.

Proxy materials are available on-line at:

https://materials.proxyvote.com/028591

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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